UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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SKULLCANDY, INC.

(Name of the Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 29, 2013

Dear Stockholder:

You are invited to attend the Annual Meeting of Stockholders of Skullcandy, Inc. (the “Company,” “Skullcandy,” “we,” “us” or “our”) to be held on Thursday, June 13, 2013, at 10:00 a.m. local time (the “Annual Meeting”), at the Treasure Mountain Inn, 255 Main Street, Park City, UT 84060.

At the Annual Meeting you will be asked to: (i) re-elect Scott Olivet and Greg Warnock as directors to serve for a three-year term; (ii) ratify the selection of our independent registered public accountants; (iii) vote on an advisory basis to approve the compensation of our named executive officers as described in the proxy statement (“say-on-pay vote”); (iv) approve a one-time option exchange program for eligible employees; and (v) transact such other business as may properly come before the Annual Meeting. The accompanying Notice of Meeting and proxy statement describe these matters. We urge you to read this information carefully.

Our Board unanimously believes that election of its two nominees to serve as our directors, ratification of the Audit Committee’s selection of independent registered public accountants, approval of the say-on-pay vote and approval of the one-time option exchange program for eligible employees are in the best interests of Skullcandy and our stockholders, and, accordingly, recommends a vote “FOR” the election of Scott Olivet and Greg Warnock, a vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accountants, a vote “FOR” the advisory say-on-pay vote and a vote “FOR” the approval of the one-time option exchange program for eligible employees.

In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to comments and questions of general interest to stockholders.

It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. You may vote on the Internet, or if you are receiving a paper copy of the proxy statement, by telephone or by completing and mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the Annual Meeting.

Sincerely,

Hoby Darling
President and Chief Executive Officer

i

ii

1441 West Ute Boulevard, Suite 250 Park City, Utah 84098-7632

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, JUNE 13, 2013

To the Stockholders of Skullcandy, Inc. (“Skullcandy”):

We will hold our Annual Meeting of Stockholders of Skullcandy on Thursday, June 13, 2013, at 10:00 a.m. local time, at the Treasure Mountain Inn, 255 Main Street, Park City, UT 84060 (the “Annual Meeting”) for the following purposes:

1.	To re-elect each of Scott Olivet and Greg Warnock to Skullcandy’s Board of Directors for a three-year term expiring at the 2016 annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal.

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2013.

3.	To hold an advisory (non-binding) vote to approve our executive compensation as described in the proxy statement (“say-on-pay vote”).

4.	To approve a one-time option exchange program for eligible employees.

5.	To transact such other business as may properly come before the Annual Meeting or any continuation, adjournment or postponement thereof.

The proxy statement accompanying this notice describes each of these items of business in detail.

The Board of Directors (the “Board”) has fixed the close of business on April 18, 2013 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Your vote is very important. It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we encourage you to submit your proxy as soon as possible using one of the following methods: (i) by granting your proxy electronically via the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or voting instruction form previously mailed to you; or (ii) if you are receiving a paper copy of the proxy statement, by signing, dating and returning by mail the proxy card or instruction form provided to you or calling the number on the proxy card.

By order of the Board of Directors,

Hoby Darling
President and Chief Executive Officer

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

Your proxy is solicited on behalf of the Board of Directors (the “Board”) of Skullcandy, Inc., a Delaware corporation (the “Company,” “Skullcandy,” “we,” “us” or “our”), for use at our 2013 Annual Meeting of Stockholders to be held on Thursday, June 13, 2013, at 10:00 a.m. local time, at the Treasure Mountain Inn, 255 Main Street, Park City, UT 84060, or at any continuation, postponement or adjournment thereof (the “Annual Meeting”), for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any business properly brought before the Annual Meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting.

We have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record, while brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. On or about April 30, 2013, we intend to make this proxy statement available on the Internet and to mail the Notice to all stockholders entitled to vote at the Annual Meeting. We intend to mail this proxy statement, together with a proxy card to those stockholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials, within three business days of such request.

Important Notice Regarding the Availability of Proxy Materials for the 2013 Annual Meeting of Stockholders to be Held on June 13, 2013

This proxy statement and our 2012 Annual Report are available on our website at http://investors.skullcandy.com/annuals.cfm. This website address contains the following documents: the Notice of the Annual Meeting, the proxy statement and proxy card sample, and the 2012 Annual Report. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Who Can Vote

You are entitled to vote if you were a stockholder of record of our common stock as of the close of business on April 18, 2013. You are entitled to one vote for each share of common stock held on all matters to be voted upon at the Annual Meeting. Your shares may be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.

Voting of Shares

You may vote by attending the Annual Meeting and voting in person or you may vote by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the Internet or receiving a paper copy, and (2) for shares held as a record holder and shares held in “street name.”

Record Holders. If you hold your shares of common stock as a record holder and you are viewing this proxy statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. You may request paper copies of the proxy statement and proxy card by following the instructions on the Notice. If you hold your shares of common stock as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the pre-addressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card.

Street Name. If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive a Notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, you may request paper copies of the proxy statement and proxy card from your broker by following the instructions on the Notice provided by your broker.

The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Time on June 12, 2013. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you vote by Internet or telephone, then you need not return a written proxy card by mail.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the Annual Meeting. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing) received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If, as a record holder, you do not indicate your voting directions on your signed proxy, your shares will be voted “FOR” the election of Scott Olivet and Greg Warnock, “FOR” ratification of the selection of the independent auditors, “FOR” the advisory say-on-pay vote and “FOR” the approval of a one-time option exchange program for eligible employees. The proxy gives each of Hoby Darling, President and Chief Executive Officer, and Seo Salimi, General Counsel and Secretary, discretionary authority to vote your shares in accordance with his best judgment with respect to all additional matters that might come before the Annual Meeting. If you hold your shares in street name and do not give direction to your broker on how to vote your shares, your broker does not have authority to vote on the election of the nominees, the say-on-pay vote or the one-time option exchange program for eligible employees; your broker does have discretion to vote on the ratification of the selection of the independent auditors.

Revocation of Proxy

If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the Annual Meeting by taking any of the following actions:

•	delivering to our secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;

•	submitting another proxy by telephone or over the Internet (your latest telephone or Internet voting instructions are followed); or

•	attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of Skullcandy proxies should be addressed to:

Skullcandy, Inc.

1441 West Ute Boulevard, Suite 250

Park City, Utah 84098

Attn: Seo Salimi, General Counsel & Secretary

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. See below regarding how to vote in person if your shares are held in street name.

Voting in Person

If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Annual Meeting, you must bring to the Annual Meeting a legal proxy from the record holder of the shares, which is the broker or other nominee, authorizing you to vote at the Annual Meeting.

Attending the Annual Meeting

Stockholders who wish to attend the Annual Meeting will be required to present: (1) verification of ownership of our common stock, such as a bank or brokerage firm account statement, (2) a valid government-issued picture identification, such as a driver’s license or passport, and (3) the admission ticket, which is the Notice or, if you are receiving a proxy card, is attached to the proxy card, to gain admittance to the Annual Meeting. Directions to the Annual Meeting are available at http://investors.skullcandy.com/annuals.cfm.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Quorum and Votes Required

At the close of business on April 18, 2013, 27,707,246 shares of our common stock were outstanding and entitled to vote. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes and abstentions.

Quorum. A majority in voting power of the outstanding shares of common stock entitled to vote, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Shares of common stock held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum.

Broker Non-Votes. Brokers or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, without specific instruction from the beneficial owner, brokers are not allowed to exercise their voting discretion with respect to the election of directors or for the approval of matters which are considered to be “non-routine.” These non-voted shares are referred to as “broker non-votes.” Only Proposal 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Proposal 1 (election of directors), Proposal 3 (say-on-pay vote) and Proposal 4 (approval of a one-time option exchange program for eligible employees) are not considered routine matters, and without your instruction, your broker cannot vote your shares.

Stockholder approval of each proposal requires the following votes:

•

Proposal 1 — Election of Directors. Directors will be elected by a plurality of the votes cast. Thus, the two nominees receiving the greatest votes will be elected. As a result, abstentions will not be counted in determining which nominees received a majority of votes cast since abstentions do not represent votes cast for or against a candidate. Brokers do not have discretionary authority to vote on the election of directors. Broker non-votes will not affect the outcome of the election of directors because brokers are not able to cast their votes on this proposal.

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Proposal 2 — Ratification of Independent Auditors. The affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote is required for the ratification of the selection of Ernst & Young LLP as our independent auditors. Abstentions will have the same effect as voting against this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent auditors, thus broker non-votes are generally not expected to result from the vote on Proposal 2. Any broker non-votes would not have any effect on the outcome of this proposal.

•

Proposal 3 — Advisory Say-on-Pay Vote. The affirmative vote of a majority of shares represented in person or by proxy at the Annual Meeting and entitled to vote is required for approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement. Abstentions will have the same effect as voting against this proposal. The say-on-pay vote is a non-routine proposal and thus brokers or other nominees do not have discretion to vote on this proposal without instruction from the beneficial owner. Broker non-votes represent votes not entitled to vote on the matter and thus will have no effect on the outcome of this proposal.

•

Proposal 4 — Approval of the One-Time Option Exchange Program for Eligible Employees. The affirmative vote of a majority of shares represented in person or by proxy at the Annual Meeting and entitled to vote is required for approval of the option exchange program for eligible employees. Abstentions will have the same effect as voting against this proposal. This proposal is considered non-routine and thus brokers or other nominees do not have discretion to vote on this proposal without instruction from the beneficial owner. Broker non-votes represent votes not entitled to vote on the matter and thus will have no effect on the outcome of this proposal.

Solicitation of Proxies

Our Board is soliciting proxies for the Annual Meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by delivery of the Notice or proxy statement by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send Notices, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We have engaged Alliance Advisors LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements, which are not expected to exceed $10,000 in the aggregate. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, facsimile or special delivery letter.

Assistance

If you need assistance in voting over the Internet or completing your proxy card or have questions regarding the Annual Meeting, please contact our investor relations department at (203) 682-8200 or http://investors.skullcandy.com/contactus.cfm or write to: Skullcandy, Inc., 1441 West Ute Boulevard, Suite 250, Park City, Utah 84098-7632, Attention: Investor Relations.

A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting, and at the executive offices of Skullcandy during regular business hours for a period of no less than ten days prior to the Annual Meeting.

The Annual Meeting site is accessible to those who require special assistance. If you require special assistance, please call the Treasure Mountain Inn at 1-800-344-2460.

ITEM 1

ELECTION OF DIRECTORS

Board Structure and Nominees

Our Amended and Restated Bylaws, or bylaws, provide that the authorized number of directors shall consist of at least one director, with the exact number set by the Board. The Board has set the current authorized directors at six members. The directors are divided into three classes. Each director serves a term of three years. There are currently six members of our Board. At each Annual Meeting, the term of one class expires. The class of directors with a term expiring at this Annual Meeting consists of two directors.

Based upon the recommendation of our Nominating and Governance Committee, our Board has nominated Scott Olivet and Greg Warnock for re-election as directors to the Board. If elected, each director nominee would serve a three-year term expiring at the close of our 2016 Annual Meeting, or until their successors are duly elected. Mr. Olivet and Mr. Warnock currently serve on our Board. Biographical information on each of the nominees is furnished below under “Director Biographical Information.”

In February 2013, Jeremy Andrus resigned as our Chief Executive Officer and a director. Effective March 18, 2013, the Board appointed Hoby Darling as our President and Chief Executive Officer and as a Class I director. Mr. Darling was first recommended for consideration by our Nominating Committee by Doug Collier, one of our current directors. In accordance with a Board of Directors Services Agreement that we entered into with Rick Alden in connection with his termination of service as our Chief Executive Officer in March 2011, our Board is required to nominate Mr. Alden for re-election until the later of March 21, 2014 or when he no longer owns 10% of the issued and outstanding equity in our Company.

Effective immediately following the Annual Meeting, Doug Collier will assume the role of the Chairman of the Board, with Jeff Kearl, our current Chairman of the Board, continuing to serve as a member of the Board.

Set forth below is information as of the record date regarding each nominee and each person whose term of office as a director will continue after the Annual Meeting. There are no family relationships among any directors or executive officers.

Name	Age	Position	Class	Director Since	Term Expires
Jeff Kearl (2) (3)	40	Chairman of the Board	I	2005	2015
Hoby Darling	37	President and Chief Executive Officer, Director	I	2013	2015
Scott Olivet (1) (2)	50	Director	II	2011	2013
Greg Warnock (1) (2) (3)	53	Director	II	2006	2013
Rick Alden	48	Director	III	2003	2014
Doug Collier (1) (3)	52	Director	III	2011	2014

(1)	Current member of the Audit Committee
(2)	Current member of the Compensation Committee
(3)	Current member of the Nominating and Corporate Governance Committee

Director Biographical Information

The following biographical information is furnished with regard to our directors (including nominees) as of April 18, 2013.

Nominees for Election at the Annual Meeting to Serve for a Three-Year Term Expiring at the 2016 Annual Meeting of Stockholders

Scott Olivet has served as a member of our Board since June 2011 and currently serves as chairman of our compensation committee and a member of our audit committee. Mr. Olivet is the executive chairman of RED Digital Cinema, a manufacturer of digital cinematography cameras and accessories, chief executive officer of Renegade Brands, a company that invests in apparel and other consumer products companies, since July 2009 and the non-executive chairman of Collective Brands, a lifestyle, fashion and performance footwear company, since June 2011. From 2005 to July 2009, Mr. Olivet served as chief executive officer and director of Oakley, a leading optics and sports performance product company, and from July 2009 to February 2011, served as its chairman of the board. Prior to joining Oakley, Mr. Olivet served as Vice President, NIKE Subsidiaries and New Business Development; Senior Vice President of Real Estate, Store Design, and Construction with Gap; and as a partner with Bain & Company. He has served as a director of Collective Brands since 2006, a director of RED Digital Cinema since 2006, a trustee of Pomona College since 2009 and vice-chair of its audit committee since 2011, and a director of the Pacific Council on International Policy since July 2010. Mr. Olivet holds a B.A. from Pomona College and an M.B.A. from the Graduate School of Business, Stanford University. Our Board has concluded that Mr. Olivet should serve on the Board as chairman of our compensation committee and as a member of our audit committee based upon his experience as a board member of action sportswear companies and an executive of sport and lifestyle-oriented companies.

Greg Warnock has served as a member of our Board since August 2006 and currently serves as chairman of our nominating and corporate governance committee and as a member of our compensation committee and our audit committee. Mr. Warnock is a co-founder and managing director of Mercato Partners, a private equity firm. Prior to the founding of Mercato Partners, Mr. Warnock co-founded vSpring Capital, an early stage venture capital fund. Mr. Warnock is also the founder of Junto Partners, an entrepreneurship education initiative that trains and mentors aspiring entrepreneurs. Mr. Warnock holds a B.S., an M.B.A. and a Ph.D. from the University of Utah. Our Board has concluded that Mr. Warnock should serve on the Board as chairman of our nominating and corporate governance and as a member of our compensation committee and our audit committee based upon his experience as an entrepreneurial executive and an investor in other companies.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE TWO DIRECTOR NOMINEES.

Directors Continuing in Office Until the 2014 Annual Meeting of Stockholders

Rick Alden founded Skullcandy in January 2003 and since then has served as a member of our Board. From our founding in 2003 until March 2011, Mr. Alden served as our CEO and has also served as Interim-Chief Executive Officer from February to March 2013. Prior to founding Skullcandy, Mr. Alden co-founded Device Manufacturing, a snowboard boot and binding company, in 1995 and later served as its chief operating officer until it was purchased by Atomic Ski Company in 1999. In 1986, Mr. Alden co-founded National Snowboard, a snowboard events and marketing company, which was acquired by the American Ski Association in 1991. Mr. Alden also remains active in various entrepreneurial endeavors, including serving on the board of directors of both Stance, an action sports-inspired hosiery company, and Celtek, an action sports apparel company and in other various philanthropic efforts, including Boarding for Breast Cancer, a non-profit foundation focused on education, awareness and fundraising, and Vibes for Vets, an internal effort to refurbish customer returned Skullcandy products for distribution to U.S. troops overseas. Mr. Alden holds a B.S. from the University of Colorado. Our Board has concluded that Mr. Alden should serve on Board based upon his experience as an executive of other companies, particularly in the action sports industry, and as our founder.

Doug Collier has served as a member of our Board since July 2011 and currently serves as chairman of our audit committee and as a member of our nominating and corporate governance committee. Mr. Collier served as the executive vice president, chief financial officer and secretary of Volcom, a youth lifestyle apparel company, from May 2008 to June 2011 and as its chief financial officer and secretary from 1994 to May 2008. Mr. Collier also served as the treasurer of Volcom from April 2005 to May 2008. From 1991 to 1994, Mr. Collier served as the controller at Mary Tyler Moore Studios. Mr. Collier was a senior analyst tax specialist at KPMG from 1987 to 1990. Mr. Collier is a certified public accountant (inactive status). Mr. Collier holds a B.S. and an M.S. from San Diego State University. Our Board has concluded that Mr. Collier should serve as the chairman of the Board and as chairman of our audit committee based upon his significant executive experience at another action sports company and financial experience at other companies.

Director Continuing in Office Until the 2015 Annual Meeting of Stockholders

Jeff Kearl has served as a member of our Board since March 2005 and currently serves as a member of our compensation committee and our nominating and corporate governance committee. Mr. Kearl is the chief executive officer and chairman of the board of Stance, an action sports-inspired hosiery company. From February 2008 to February 2009, Mr. Kearl was employed by Skullcandy as executive chairman of the Board. From April 2007 to April 2008, Mr. Kearl was director of strategy and new ventures for Hewlett Packard. From June 2004, Mr. Kearl was executive vice president and a member of the board of Logoworks until it was acquired by Hewlett-Packard in April 2007. Mr. Kearl was previously an associate at vSpring Capital, an early stage venture capital fund. Mr. Kearl currently serves on the board of directors at Needle, Stance and Connect SDSI. Mr. Kearl holds a B.A. from Brigham Young University. Our Board has concluded that Mr. Kearl should serve on the Board and as a member of our compensation committee and our nominating and corporate governance committee based upon his experience as an executive and board member of other companies and, in particular, his relevant action sports-inspired industry experience.

Hoby Darling has served as a member of our Board and as our President and Chief Executive Officer since March 2013. Mr. Darling served as General Manager, Nike+ Digital Sport from July 2012 to March 2013. Prior to that, Mr. Darling served as the Head of Strategy and Planning for Nike Affiliates from October 2011 to July 2012. From June 2005 to July 2011, Mr. Darling served as the Senior Vice President, Strategic Development and General Counsel, as well as other leadership positions, at Volcom, Inc., a youth lifestyle apparel company. Mr. Darling holds a B.A. from Western Washington University, a J.D. from Northwestern University School of Law and an M.B.A. from the University of California, Berkeley and Columbia University. Our Board has concluded that Mr. Darling should serve on the board of directors based on his experience leading business strategy at various lifestyle and action sportswear companies.

ITEM 2

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of our Board has selected Ernst & Young LLP (“Ernst & Young”) as our independent registered public accountants for the year ending December 31, 2013, and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the Annual Meeting. A representative of Ernst & Young is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young as our independent registered public accountants is not required by our bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in our and our stockholders’ best interests.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2013.

ITEM 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY VOTE”)

At our 2012 annual meeting of stockholders, upon the recommendation of our Board, our stockholders approved, on an advisory basis, every “one year” as the frequency of an advisory vote on the compensation of our named executive officers. In light of this result, the Board determined that the advisory vote would occur on an annual basis. Therefore, in accordance with Section 14A of the Exchange Act, we are asking our stockholders to provide advisory approval of the compensation of our named executive officers, as such compensation is described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this proxy statement, beginning on page 28.

Our executive compensation programs are designed to enable us to attract, engage and retain top-notch executives, with experience and managerial talent enabling us to be an employer of choice in highly competitive and dynamic industries. These programs align compensation incentives with our business and financial objectives and the long-term interests of our stockholders. The following is a summary of some of the key points of our executive compensation program. We urge our stockholders to review the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement and related executive compensation tables for more information.

We emphasize pay-for-performance and subject a significant amount of our named executive officers’ pay to our performance. Consistent with our performance-based compensation philosophy, we reserve the largest portion of potential compensation for performance- and incentive-based programs. In the spring of 2012, the Compensation Committee engaged in an extensive evaluation and review of our compensation philosophy and programs, with the assistance of Frederic W. Cook & Co., Inc., or Cook & Co. After a review of market practices and based on the recommendations of Cook & Co., and in order to provide a greater tie between executive compensation and the long-term interests of our stockholders, in 2012 the Compensation Committee introduced long-term performance-based restricted stock units, or PSUs, and implemented an equity award mix of approximately half in value of PSUs and half in value of time-vested options. The PSUs granted in May 2012 entitle each participant to earn a number of shares of our common stock, ranging from 0%-150% of the target number of PSUs granted, based on the Company’s attainment of targeted average year to year growth during the performance period from January 1, 2012 to December 31, 2014 in our (i) annual earnings per share (weighted 70%), and (ii) annual net sales (weighted 30%). Our equity awards, in the form of options vesting over a period of four years and performance-based restricted stock units reward long-term performance and align the interests of management with those of our stockholders.

Our annual performance-based cash bonus program rewards short-term financial and operational performance. While we exceeded our target net sales goals for 2012 under our annual based cash performance program, we did not meet our EBIT goals and thus no bonuses were payable under our annual cash bonus program. In order to provide focus and incentive to ramp up performance, we also implemented a one-time quarterly bonus program for certain key employees, other than our CEO and CFO, with targeted goals that were slightly lower than our annual program. We achieved the goals for the first two quarters, but did not meet the goals for the last two quarters of 2012. Accordingly, half of the target bonus amounts for the participants were earned under the Quarterly Bonus Program.

Retention Issues During our Transition. We have experienced significant management changes since becoming a public company in July 2011, including changes in the key positions of our chief executive officer and chief financial officer. We also have had two other executive officers leave our employ in 2012. The retention issues we have faced have had a significant impact on our recent compensation decisions.

In light of no bonuses paid under our annual programs in 2011 and 2012, and after assessing the reasons and magnitude for the performance miss, the performance related to key initiatives to drive the future business, and key retention issues facing the company, the Compensation Committee determined to award discretionary bonuses to the participants in the Quarterly Bonus Program for the third quarter of 2012 despite not reaching the third quarter goals. In addition, our named executive officers, other than our CEO and CFO, were granted additional discretionary bonuses or equity award grants in recognition of their prior agreements to forego 2011 bonuses that were otherwise guaranteed or considered earned based on performance, and in order to recognize their performance in 2012 and their contributions during our transition to a public company.

We believe that our compensation programs are strongly aligned with the long-term interests of our stockholders. Historically and continuing in 2012, in accordance with our policy of incentivizing performance and linking the interests of our executive officers to those of our stockholders, the base salaries of our named executive officers are modest in relation to our peers, with the bulk of our named executive officers’ compensation being at-risk in the form of annual incentive cash opportunities tied to our financial performance and each executive’s individual performance, and to equity awards consisting of an approximate 50/50 mix of options and performance-based restricted stock units.

We limit the severance and change in control benefits our executive officers may receive to ensure our executive officers’ interests are in line with the long-term interests of the company and our stockholders. We do not provide any tax gross up payments nor we do provide any single trigger benefits in the event of a change in control.

We provide limited retirement benefits and perks. Our retirement benefits program for named executive officers consists solely of offering participation in a 401(k) plan. We do not provide any supplement retirement programs. Historically, we provide very limited perks, with relocation assistance being our current sole perquisite.

Board Recommendation

Our Board believes that the information provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

The following resolution is submitted for a stockholder vote at the Annual Meeting:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. Although non-binding, the vote will provide information to our Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the years to come. Unless the Board modifies its determination on the frequency of future advisory say-on-pay votes, the next advisory say-on-pay vote will be held at our 2014 annual meeting of stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

ITEM 4

APPROVAL OF A ONE-TIME OPTION EXCHANGE

FOR ELIGIBLE EMPLOYEES

Overview

We are seeking stockholder approval of a one-time stock option exchange for current eligible employees, excluding any executive officer, any director and any consultant. If implemented, this one-time stock option exchange, or option exchange, would permit our eligible employees to surrender outstanding stock options with an exercise price of $9.62 or greater for cancellation in exchange for the grant of new replacement options to purchase a lesser number of shares with an exercise price equal to the closing price of our common stock on the grant date for the replacement options.

In March 2013, we retained Compensia, Inc. (“Compensia”), an independent compensation consulting firm, to assist management and the compensation committee in evaluating issues associated with our underwater stock options and in structuring a compensation program to address the issues identified. The Compensation Committee and Compensia considered various alternative structures and the positive and negative attributes of each of these structures. On April 25, 2013, following substantial consideration of the business and employee retention challenges facing our Company, the Compensation Committee recommended a stock option exchange program on the terms and conditions outlined in this proposal, and our Board authorized the exchange program, subject to stockholder approval.

Among other things, the Compensation Committee and our Board have taken into account our stockholders’ interests by considering the following factors:

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Approximately 98% of outstanding stock options are “underwater,” meaning their exercise prices exceed recent trading prices of our common stock, and the resulting impact on our continuing ability to motivate and retain employees.

•	As of April 1, 2013, 40% of the options held by employees eligible to participate in the proposed option exchange have exercise prices in excess of the 52-week high of our stock price.

•	The threshold exercise price of $9.62 for this option exchange represents a 165% premium over our 30-day trailing average stock price as of April 1, 2013.

•	Executive officers, directors and consultants would not be eligible to participate in the option exchange.

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The option exchange is intended to be value neutral from an accounting standpoint, meaning the aggregate fair value of the replacement options to be granted will be approximately equal to the aggregate fair value of the options that are surrendered.

•	The replacement options would be subject to a new four year vesting schedule following the grant date of the replacement option.

•	We will not commence the option exchange unless our stockholders approve this proposal.

Our Board believes that the option exchange is in the best interest of our stockholders and the Company, as replacement options received under the program will provide added incentive to motivate and retain talented employees. In addition, the option exchange will provide the opportunity to reduce our “overhang” of outstanding options, allow us to make better use of the compensation costs we incur from our outstanding option awards and make available more shares under our Amended and Restated 2011 Incentive Award Plan (the “2011 Plan”) for future issuance of awards to valued employees.

Reasons for the Option Exchange

Since becoming a public company in July 2011, we have experienced a steady decline in our stock price, particularly over the last six months. Our stock decline has been the result of various market forces, including increased competition and margin pressure. The closing trading price of our common stock has fallen from a high of $20.56 per share following our July 2011 initial public offering to as low as $5.14 per share in April 2013. From March 2010 (prior to our initial public offering in July 2011) until August 2012, we granted options with exercise prices above $9.62 per share. Of the options eligible to participate in the exchange, 96% were granted more than 14 months, and 83% were granted approximately two years or more, prior to the anticipated July 2013 option exchange commencement date. As a result, a significant majority of our outstanding options have exercise prices that exceed, in some cases significantly, the recent trading prices of our common stock. For example, the closing price of our common stock on NASDAQ on April 1, 2013 was $5.23, whereas the weighted average exercise price of all outstanding options held by our eligible employees as of that date was $15.08. As of April 1, 2013, approximately 98% of outstanding stock options held by our non-executive employees were underwater and 88% have per-share exercise prices of $9.62 or higher.

We believe that to be successful, our employees need to think like owners of our Company and have alignment with our stockholders. Consistent with this philosophy, our equity program continues to be broad-based. This broad-based equity program provides us with a competitive advantage, particularly in our efforts to hire and retain top talent. We believe the underwater options held by our employees are no longer effective as incentives to motivate and retain our employees. We believe that employees generally perceive these options to have little or no value. We have experienced significant retention issues over the last year. In the face of a competitive market for exceptional employees, the need for adequate and appropriate incentives and retention tools remains strong.

The objective of our equity incentive programs has been, and continues to be, to link the personal interests of equity incentive plan participants to those of our stockholders. We believe that, if approved by our stockholders, the option exchange would be an important component in our efforts to achieve that goal.

Other important reasons for implementing the option exchange include:

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The option exchange offers a reasonable, balanced and meaningful incentive for our employees. As of April 1, 2013, approximately 1,709,402 of the 1,939,992 stock options held by our non-executive employees were underwater and 88% had a per-share exercise price equal to or greater than $9.62. We believe that these underwater stock options no longer represent effective incentives to motivate or help retain many of our employees. By exchanging significantly underwater stock options for a lesser number of options with lower exercise prices—but subject to a new four-year vesting schedule regardless of how much of the surrendered option had already vested—we believe that the option exchange would aid both motivation and retention of those employees participating in the option exchange, while better aligning the interests of our employees with the interests of our stockholders.

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The exchange ratios will be calculated to minimize accounting costs. We will calculate the exchange ratios to result in an aggregate fair value, for accounting purposes, of the replacement options approximately equal to the aggregate fair value of the surrendered options, which we believe will not have a significant adverse impact on our reported earnings. Current estimates of the accounting impact are less than $12,000 of additional compensation expense. Although the exchange ratios cannot be determined now, we provide an example based on certain assumptions below.

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The option exchange will enable us to recapture value from compensation costs that we are already incurring that have very little motivational impact. We believe it is not an efficient use of our resources to recognize compensation expense on options that are not perceived by our employees to provide value. Under applicable accounting rules, we are required to recognize compensation expense related to these awards, even if these awards are never exercised because they are underwater. By replacing options that have relatively little retentive or incentive value with a lesser number of new options with an exercise price equal to the fair market value of our common stock on the date of the new grant, we will increase both retention and incentive value without creating additional compensation expense (other than expense that might result from fluctuations in our stock price after the exchange ratio has been set but before the exchange actually occurs).

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The option exchange will reduce our equity award overhang. Not only do the underwater options have little or no retention value, they remain part of our total number of outstanding options, or issued overhang, until they are exercised, expire or the employee who holds them leaves our employment. Because employees who participate in the option exchange will receive a lesser number of replacement options in exchange for their surrendered eligible options, the number of shares of common stock subject to all outstanding equity awards will be reduced, thereby reducing our issued overhang. At the same time, we will eliminate ineffective options that are currently outstanding. Based on the assumptions described below, if all eligible options are exchanged, options to purchase approximately 1.7 million shares would be surrendered and cancelled, while replacement options covering approximately 548,000 shares will be granted, resulting in an approximate 30% reduction in our equity award overhang.

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The option exchange will return shares to the 2011 Plan reserve. In addition to reducing our equity award overhang, the option exchange would result in approximately 1.1 million shares being returned to the 2011 Plan reserve (following the grant of replacement options), assuming 100% participation in the option exchange. Shares returned to the 2011 Plan will be available for use, in the discretion of our Compensation Committee, in future equity grants to employees that will offer retention and incentive value.

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The option exchange will decrease pressure for additional grants. If we are unable to conduct a program in which underwater stock options with low incentive value may be exchanged for stock options with higher motivation and retention value, we may find it necessary to issue significant additional stock options or other equity awards to employees above and beyond our ongoing equity grant practices in order to provide renewed incentive value to employees. Any such additional grants would increase our overhang, as well as our compensation expense.

•

The option exchange will also decrease pressure for increased cash compensation. To replace equity incentives that may otherwise be granted in the option exchange, we considered whether we could substantially increase base and target bonus cash compensation. However, significant increases in cash compensation would substantially increase our cash compensation expenses and reduce our cash flow from operations, which could adversely affect our business and operating results. In addition, these increases would not reduce our equity overhang and would not necessarily best align the interests of our employees with those of our stockholders.

Timing

We will not commence the option exchange unless our stockholders approve this proposal. If our stockholders approve this proposal, we intend to commence the option exchange program as soon as practicable, and no later than 12 months following the date of stockholder approval. We will retain discretion to revise specific option exchange program terms, consistent with the broad program parameters outlined in this proposal, prior to actual program implementation to account for any changes in our stock price or other factors relevant to the program. The Board will also retain discretion not to implement the option exchange. If the closing price of our common stock on the last day of the option exchange is $9.62 or higher, our Board will reevaluate the option exchange. If our stockholders do not approve the option exchange, eligible options will remain outstanding in accordance with their existing terms.

Material Terms of the Option Exchange

Summary of Material Terms

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Exclusion of Executive Officers, Directors and Consultants. The option exchange will be open to all employees, other than executive officers, who are employed by us as of the commencement of the option exchange and remain employed by us through the last day of the option exchange. Executive officers, members of our Board and consultants are excluded from participation.

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Eligible Options. Only stock options with a per-share exercise price at or above $9.62 on the date we file the offer to exchange with the Securities and Exchange Commission (“SEC”) will be eligible to participate in the option exchange.

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Lesser Number of Replacement Options. The option exchange is intended to be value neutral, meaning the exchange ratios of shares subject to eligible options surrendered in exchange for replacement options will be determined in a manner intended to result in the grant of replacement options that have an aggregate fair value approximately equal to the aggregate fair value of the options they replace. The exchange ratios will be established shortly before the start of the option exchange and will depend on the exercise price of the surrendered option and the fair market value of our stock at that time. Because this is intended to be a value neutral exchange, participating employees will receive replacement options covering a lesser number of shares than are covered by the surrendered options.

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New “At-the-Money” Exercise Price. Each replacement option will have an exercise price equal to the closing stock price of our common stock on the NASDAQ stock market on the grant date for the replacement options.

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New Four-Year Vesting Schedule. None of the replacement options will be vested on the date of grant. Instead, each replacement option will vest, subject to continued service with us, in four equal annual installments (25% per year) commencing on the replacement grant date, regardless of whether and to the extent that any of the surrendered options are vested.

•	New Ten-Year Term. All replacement options will have a new ten-year term measured from the replacement grant date, which is typically the term of our option grants.

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Non-Qualified Stock Options. Each replacement option will be treated under U.S. Internal Revenue Code as a non-qualified stock option, regardless of the tax status of the eligible options surrendered for exchange.

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All-or-Nothing Exchange. If an employee elects to exchange any eligible option grant in the option exchange, the employee must elect to exchange all of the shares subject to that eligible option grant, regardless of whether such grant is vested or unvested. If an employee holds more than one eligible option grant, however, the employee may choose to exchange one or more of such eligible option grants without having to exchange all of his or her eligible option grants. For these purposes, eligible options grants are determined based on their original grant date and exercise price. Participation in the option exchange is voluntary.

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Terms of Replacement Awards Governed by 2011 Plan. The other terms and conditions of the replacement options will be governed by the terms and conditions of the 2011 Plan and our standard stock option agreements.

While the terms of the option exchange are expected to be materially similar to the terms described in this proposal, our Board, Compensation Committee and senior management may, in their sole discretion, change the terms of the option exchange to take into account a change in circumstances, as described below, and may determine not to implement the option exchange even if stockholder approval of the option exchange is obtained.

Eligibility

If implemented, the option exchange will be open to all of our U.S. based employees, except for our executive officers, who remain employed with us through the last day of the option exchange. The option exchange will not be available to members of our Board or current or former consultants.

In addition, our Board has determined to permit our employees in China and Switzerland to participate in the option exchange. The Board may additionally determine to address through other means the issues presented by underwater options held by employees located in other foreign jurisdictions, and in such case, employees in those foreign jurisdictions would not be eligible to participate in the option exchange.

As of April 1, 2013, we estimate that approximately 150 of our employees would be eligible to participate in the option exchange. Of the outstanding options held by eligible employees as of April 1, 2013, the maximum number of shares of common stock underlying options which could be surrendered for exchange is approximately 1.7 million, and the maximum number of shares of common stock which would be subject to awards granted under the proposed option exchange, using the estimated exchange ratios below, would be approximately 584,000. Because the decision whether to participate in the option exchange is completely voluntary, we are not able to predict who will participate, how many options any particular group of employees will elect to exchange, or the number of replacement options that we may grant.

A vote by an employee in favor of this proposal at the Annual Meeting does not constitute an election to participate in the option exchange.

Tender Offer Documents

Prior to commencement of the option exchange, we will file the offer to exchange with the SEC as part of a tender offer statement on Schedule TO. Eligible employees, as well as stockholders and members of the public, will be able to review the offer to exchange and other related documents filed by us with the SEC free of charge on the SEC’s website at http://www.sec.gov. The tender offer statement will serve as the a written offer that will be distributed to all eligible employees to participate in the option exchange. Under the tender offer statement, eligible employees will be given at least 20 business days to elect to exchange their eligible options for replacement options, which time period may be extended by the Company in its discretion. On the last day of the exchange offer, the eligible options surrendered for exchange would be cancelled, and replacement options would be granted to participating employees in accordance with the applicable exchange ratio.

Exchange Ratios

Exchange ratios will be utilized and designed to result in grants of replacement options with a fair value, for accounting purposes, that will be approximately equal to the fair value of the eligible options that are surrendered in the exchange. The exchange ratios will be based on the fair value of the eligible options, calculated using a Black-Scholes model, which takes into account many variables, such as the volatility of our stock and the expected term of an option. Multiple tranches of options with similar fair values may be aggregated and exchanged based on a single exchange ratio. Setting the exchange ratios in this manner is intended to result in the issuance of replacement options that have an aggregate fair value approximately equal to the aggregate fair value of the surrendered options they replace. This will minimize any additional compensation cost that we must recognize on the replacement options, other than compensation expense that might result from fluctuations in our stock price after the exchange ratios have been set but before the exchange actually occurs.

Although the exchange ratios cannot be determined now, we can provide an example based on certain assumptions regarding the start date of the offer to exchange, and the fair market value of our common stock. The following exchange ratios are provided solely as an example of how we would determine the exchange ratio if we were commencing the exchange offer based on a $5.30 share price (the trailing 10-day average closing price as of April 18, 2013). The total number of replacement options a participating employee will receive with respect to a surrendered eligible option will be determined by converting the number of shares underlying the surrendered eligible option according to the exchange ratio and rounding down to the nearest whole share. The exchange ratio will be applied on a grant-by-grant basis.

Sample Exchange Ratios for Eligible Options

Exercise Price of Options	Shares Subject to Eligible Options	Weighted Average Remaining Life of Eligible Options	Weighted Average Exercise Price of Eligible Options	Exchange Ratio
$1.85 – $8.50	Ineligible	Ineligible	Ineligible	Ineligible
$9.62 – $10.31	116,021	7.0 yrs	$9.87	1.75 to 1
$11.99 – $12.42	724,619	8.1 yrs	$12.15	2.20 to 1
$16.00 – $16.42	241,710	8.4 yrs	$16.26	3.20 to 1
$19.99 – $20.00	925,890	8.3 yrs	$20.00	4.30 to 1

The foregoing exchange ratios are provided solely as an example. We will apply substantially similar methodology once these factors are decided closer to the time of commencement of the option exchange.

U.S. Federal Income Tax Consequences

The option exchange should be treated as a non-taxable exchange for U.S. federal income tax purposes, and we and our participating employees should recognize no income for U.S. federal income tax purposes upon the surrender of eligible options and the grant of replacement options. The tax consequences of the option exchange in foreign jurisdictions will depend on applicable foreign tax rules and regulations but will be fully disclosed to participants subject to the tax laws of foreign jurisdictions as part of the offer to exchange options.

Accounting Impact

Under ASC Topic 718, the exchange of options under the option exchange is treated as a modification of the terms or conditions of the existing option awards. Accordingly, we will recognize the unamortized compensation cost of the surrendered options, as well as the incremental compensation cost of the replacement options granted in the option exchange, ratably over the vesting period of the replacement options. The incremental compensation cost will be measured as the excess, if any, of the fair value of each replacement option granted to employees in exchange for surrendered eligible options, measured as of the last day of the exchange offer, over the fair value of the surrendered eligible options in exchange for the replacement options, measured immediately prior to the cancellation. Because the exchange ratio will be calculated to result in the fair value of surrendered eligible options being approximately equal to the fair value of the options replacing them, we do not expect to recognize more than $12,000 in incremental compensation expense as a result of the option exchange. In the event that any of the replacement options are forfeited prior to their vesting due to termination of service, the incremental compensation cost for the forfeited replacement options will not be recognized; however, we would recognize any unamortized compensation expense from the surrendered options which would have been recognized under the original vesting schedule.

Potential Modification to Terms to Comply with Governmental Requirements

The terms of the option exchange will be described in a tender offer document that will be filed with the SEC. Although we do not anticipate that the SEC would require us to modify the terms materially, it is possible that we will need to alter the terms of the option exchange to comply with potential SEC comments. In addition, it is currently our intention to make the program available to our eligible employees, including eligible employees who are located in China and Switzerland, where permitted by local law and where we determine it is feasible and practical to do so. It is possible that we will make modifications to the terms offered to employees in countries outside the United States to comply with local requirements, or for tax or accounting reasons. The Compensation Committee will retain the discretion to make any such necessary or desirable changes to the terms of the option exchange for purposes of complying with comments from the SEC or optimizing the U.S. federal or foreign tax consequences.

Effect on Stockholders

The option exchange was designed to provide renewed incentives and motivate the eligible employees to continue to create stockholder value and reduce the number of shares currently subject to outstanding options, thereby avoiding the dilution in ownership that normally results from supplemental grants of new stock options or other awards. We are unable to predict the precise impact of the option exchange on our stockholders because we cannot predict which, or how many, employees will elect to participate in the option exchange, and which or how many eligible options such employees will elect to exchange.

Nevertheless, if we assume that all eligible options are exchanged, options to purchase 1.7 million shares will be surrendered and cancelled and replacement options covering approximately 584,000 shares will be granted.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF A ONE-TIME OPTION EXCHANGE FOR ELIGIBLE EMPLOYEES.

GOVERNANCE OF SKULLCANDY

Executive Officers

Set forth below is information regarding each of our executive officers as of April 18, 2013.

Name	Age	Position
Hoby Darling	37	President and Chief Executive Officer, Director
Kyle Wescoat	61	Senior Vice President and Chief Financial Officer
Rich Sargente	45	Vice President, North America Sales
Sam Paschel	38	Executive Vice President, Product Development and Merchandising
Aaron Behle	42	Vice President, International Sales
Nate Morley	39	Vice President, Global Marketing and Creative
Seo Salimi	32	General Counsel and Secretary

Rick Alden served as our Interim-Chief Executive Officer from February 8, 2013 through March 18, 2013 and is a member of our Board. For Mr. Alden’s biographical information, see above “— Directors Continuing in Office Until the 2014 Annual Meeting of Stockholders.”

Kyle Wescoat joined us in October 2012 as our Senior Vice President and Chief Financial Officer. From February 2008 to May 2011, Mr. Wescoat served as the Vice President of Finance and Chief Financial Officer of Vizio, Inc., a producer of consumer electronics. Prior to that, Mr. Wescoat served as the Chief Administrative Officer of the Los Angeles Dodgers from January 2007 to July 2008. Mr. Wescoat has previously served as the Vice President of Finance and Chief Financial Officer of Cherokee, Inc., a multi-brand retail direct licensor and Vans, Inc., a teen oriented, multi-channel lifestyle company. Mr. Wescoat holds a Bachelors of Science from Drexel University, and a Masters of Business Administration, Finance from the University of Michigan.

Rich Sargente joined us in December 2009 as our Vice President, North America Sales. From March 2009 to December 2009, Mr. Sargente served as vice president of sales for the consumer electronics division of Panasonic, a company focused on the production and sales of electronic and electric products. From 2004 to March 2009, Mr. Sargente served as vice president of sales, North America accessories and peripherals division for Philips Electronics, an electronics company focused on cardiac care, acute care and home healthcare, energy efficient lighting solutions and new lighting applications, as well as lifestyle products. Mr. Sargente holds a B.S. and an M.B.A. from St. Thomas Aquinas College.

Sam Paschel joined us in September 2012 as our Executive Vice President, Product Development and Merchandising. From July 2010 through July 2012, Mr. Paschel served as Senior Vice President, Marketing of Burton Snowboards. From September 2008 through July 2011, Mr. Paschel served as the General Manager of The Program, a lifestyle company which includes Forum, Special Blend and Foursquare and is a subsidiary of Burton Snowboards. Prior to that, Mr. Paschel served as the Strategic Business Director of several product categories at Burton Snowboards, including bindings, helmets and hardgoods accessories since January 2002. Mr. Paschel holds a B.S. from Swarthmore College.

Aaron Behle joined us in September 2010 as our Vice President, International Sales. From January 2006 to September 2010, Mr. Behle served as global general manager and chief operating officer of Dragon Alliance, a premium eyewear company that separated from Oakley in June 2008. Since January 2006, Mr. Behle has served on the board of directors of Dragon Alliance. From 2001 to 2005, Mr. Behle was vice president of international for Reef, an action sports and surf-inspired footwear brand. He was also an international brand manager for Oakley from 1996 to 1999. Mr. Behle is a licensed CPA in California and holds a B.A. from the University of California, Los Angeles.

Nate Morley joined us in July 2011 as our Vice President, Global Marketing and Creative. From January 2008 to June 2011, Mr. Morley was the Senior Vice President, Global Marketing and Creative, of DC Shoes, a subsidiary of Quicksilver, specializing in men’s, women’s and kids’ skateboarding and lifestyle shoes, apparel, snowboards, snowboard boots, outerwear, and accessories. From April 2005 to January 2008, Mr. Morley served as Vice President and Group Creative Director for Deutsch Advertising, an advertising and digital agency. Mr. Morley holds a B.A. from Brigham Young University.

Seo Salimi has served as our General Counsel and Secretary since September 2012. Prior to that, he served as our Associate General Counsel since June 2011. Prior to joining Skullcandy, Mr. Salimi practiced corporate and securities law at the international law firm of Latham & Watkins LLP from May 2005 to June 2011. Mr. Salimi holds a J.D. from the University of Southern California and a B.A. from the University of California, Irvine.

Composition of the Board of Directors

Our Board has adopted corporate governance guidelines to set forth its agreements concerning overall governance practices. These guidelines can be found in the corporate governance section of our website at http://investors.skullcandy.com/governance.cfm. In addition, these guidelines are available in print to any stockholder who requests a copy. Please direct all requests to Skullcandy, Inc., Attention: Seo Salimi, General Counsel and Secretary, 1441 West Ute Boulevard, Suite 250, Park City, Utah 84098. In accordance with these guidelines, a member of our Board may serve as a director of another company only to the extent such position does not conflict or interfere with such person’s service as our director.

Board Leadership Structure

Skullcandy has separated the roles of the Chairman of the Board and Chief Executive Officer since 2009.

After carefully considering the benefits and risks of separating the roles of the Chairman of the Board and Chief Executive Officer, the Board has determined that having a non-employee director serve as the Chairman of the Board is the most appropriate leadership structure for Skullcandy and is in the best interest of its stockholders at this time. Separating the roles of the Chairman of the Board and Chief Executive Officer enables the non-employee directors to participate meaningfully in the leadership of the Board and provide effective oversight of the Company. The Board believes this structure provides an appropriate degree of oversight over our Chief Executive Officer and senior management.

Effective as of this Annual Meeting, Doug Collier will assume the role of the Chairman of the Board, with Jeff Kearl, our current Chairman of the Board, continuing to serve as a director. Mr. Collier is an independent director who has significant executive experience at another action sports company and extensive financial experience at other companies. At this time we believe our Board is best served by independent leadership that can serve as a liaison between the Board and management.

Board Independence

Our Board has determined that each of Messrs. Collier, Kearl, Olivet and Warnock are independent in accordance with NASDAQ rules and our corporate governance guidelines. In making this determination, the Board considered all relationships between us and each director and each director’s family members. The only direct or indirect relationship between us and each independent director (or his or her immediate family) was the director’s service on our Board.

Board Meetings

Our Board held five meetings during fiscal year 2012, and all directors attended at least 75% of the combined total of (i) all Board meetings and (ii) all meetings of committees of the Board of which the director was a member. The chairman of the Board or his designee, taking into account suggestions from other Board members, establishes the agenda for each Board meeting and distributes it in advance to each member of the Board. Each Board member is free to suggest the inclusion of items on the agenda. The Board regularly meets in executive session without management or other employees present.

Board Committees

Our Board maintains a standing Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee. Our Board has determined that each of the members of these committees is independent in accordance with NASDAQ rules, the requirements of SEC and our corporate governance guidelines. To view the charter of each of these standing committees please visit our website at http://investors.skullcandy.com/governance.cfm. In addition, the charters for each of our committees are available in print to any stockholder who requests a copy. Please direct all requests to Skullcandy, Inc., Attention: Seo Salimi, General Counsel and Secretary, 1441 West Ute Boulevard, Suite 250, Park City, Utah 84098. The membership of all of our standing Board committees as of the record date is as follows:

Independent Director	Audit	Nominating and Corporate Governance	Compensation
Doug Collier	“C”	**
Jeff Kearl		**	**
Scott Olivet	**		“C”
Greg Warnock	**	“C”	**

**	Member
“C”	Chairman

Audit Committee

We have a standing Audit Committee. The Audit Committee has sole authority for the appointment, compensation and oversight of our independent registered public accountants and our independent internal auditors, and responsibility for reviewing and discussing, prior to filing or issuance, with our management and our independent registered public accountants (when appropriate) our audited consolidated financial statements included in our Annual Report on Form 10-K and earnings press releases. The Audit Committee carries out its responsibilities in accordance with the terms of its charter.

During fiscal 2012 and currently, Doug Collier (Chairman), Scott Olivet and Greg Warnock serve as the members of the Audit Committee. The Audit Committee met eight times during fiscal 2012. In addition to all members of this committee being determined by our Board to be independent under NASDAQ rules, our Board has determined that all current Audit Committee members are financially literate under the listing standards of the NASDAQ and under the rules of the SEC. Our Board has also determined that each of Messrs. Collier and Olivet qualifies as an “audit committee financial expert” as such term is defined by the rules of the SEC.

Nominating and Corporate Governance Committee

We have a standing Nominating and Corporate Governance Committee (the “Nominating Committee”). Greg Warnock (Chairman), Doug Collier and Jeff Kearl serve as the members of the Nominating Committee. The Nominating Committee met two times in fiscal 2012. The purpose of the Nominating Committee is to identify qualified candidates to become board members, select nominees for election as directors, select candidates to fill any vacancies on the Board and oversee the evaluation of the Board. The Nominating Committee works with the Board as a whole on an annual basis to determine the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board and its committees.

The Nominating Committee is responsible for reviewing with the Board, on an annual basis the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current Board members), the independent director members of the Nominating Committee, in recommending candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, takes into account many factors, including: personal and professional integrity, ethics and values, experience in corporate management such as serving as an officer of a publicly held company, experience in our industry and with relevant social policy concerns, experience as a Board member of another publicly held company, academic expertise in an area of our operations, and practical and mature business judgment. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the independent director members of the Nominating Committee may consider the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

The Nominating Committee will consider stockholder recommendations of candidates on the same basis as it considers all other candidates. Stockholder recommendations should be submitted to us in accordance with the procedures for submitting business at an annual meeting of stockholders as set forth in our bylaws. Such written notice must be delivered at least 15 days before the date of such meeting and shall set forth (a) the name and address of the stockholder, (b) the class and number of shares of stock beneficially owned by such stockholder, (c) the name in which such shares are registered on our stock transfer books, (d) a representation that the stockholder intends to appear at the meeting in person or by proxy to submit the business specified in such notice, (e) any material interest of the stockholder in the business to be submitted and (f) a brief description of the business desired to be submitted to the Annual Meeting, including the complete text of any resolutions to be presented at the Annual Meeting, and the reasons for conducting such business at the Annual Meeting. In addition, the stockholder making such proposal shall promptly provide any other information reasonably requested by us.

In addition, the stockholder’s notice must also set forth, as to each person whom the stockholder proposes to nominate for election as a director, (a) the name, age, business address and, if known, residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of our stock which are beneficially owned by such person, (d) the written consent of such person to be nominated and to serve as a director if elected, (e) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder and (f) any other information reasonably requested by us,.

Compensation Committee

We have a standing Compensation Committee. Scott Olivet (Chairman), Jeff Kearl and Greg Warnock serve as members of the Compensation Committee. The Compensation Committee met eight times in fiscal 2012. The Compensation Committee reviews and establishes the compensation of our senior executives, including our chief executive officer, on an annual basis, has direct access to third party compensation consultants and legal counsel, and administers our equity based plans, including the review and grant of equity awards to eligible employees and non-employee directors under our equity based plans.

Our Compensation Committee reviews and approves all compensation for all executive officers and other senior officers of the Company including all officers as such term is defined in Rule 16a-1, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), directors and all such categories of other employees of the Company or its subsidiaries as the Board determines from time to time. For compensation decisions relating to our CEO, the Compensation Committee reviews and approves corporate goals and objectives relating to the compensation of the CEO, evaluates the performance of the CEO in light of those goals and objectives and determines and approves the compensation of the CEO based on such evaluation. The Compensation Committee has the sole authority to determine the CEO’s compensation.

The Compensation Committee is committed to staying apprised of current issues and emerging trends, and ensuring that Skullcandy’s executive compensation program remains aligned with best practice. To this end, the Compensation Committee has directly selected and retained the services of Cook & Co. to assist it in evaluating executive compensation matters. During 2012, Cook & Co. only provided services to the Compensation Committee and such services were related exclusively to executive or director compensation. In 2012, the Compensation Committee engaged Cook & Co. to conduct a comprehensive executive compensation review, which included a peer group analysis and recommendations regarding adoption of a long term incentive program and CEO compensation. The Compensation Committee has the sole discretion to retain or obtain the advice of compensation consultants, legal counsel and other compensation advisers (“compensation advisers”), direct responsibility for the appointment, compensation and oversight of the work of any compensation adviser, the right to receive from the Company appropriate funding, as determined by the Compensation Committee, for the payment of reasonable compensation to compensation advisers retained by the Compensation Committee and responsibility to consider certain independence factors before selecting such compensation advisers, other than in-house legal counsel. The compensation consultant reports directly and exclusively to the Compensation Committee with respect to executive and non-employee director compensation matters.

After review and consultation with Cook & Co., the Compensation Committee has determined that Cook & Co. is independent and there is no conflict of interest resulting from retaining Cook & Co. currently or during the year ended December 31, 2012. In reaching these conclusions, the Compensation Committee considered the factors set forth in Rule 10C-1 of the Exchange Act and applicable NASDAQ listing standards.

For further information on the Compensation Committee’s processes and procedures used in the determination of our executive officers’ compensation, including our equity based awards policies and procedures, please see “Executive Compensation — Compensation Discussion and Analysis.”

Risk Oversight

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board in determining our business strategy is a key part of its assessment of management’s risk tolerance and also a determination of what constitutes an appropriate level of risk for the Company. While our Board has the ultimate oversight responsibility for the risk management process, our committees of the Board also have the authority and obligation to discuss with management, and assist the Board with, our policies regarding risk assessment and exposure and the steps taken to manage and oversee our risk. For example, the Audit Committee focuses on financial risk exposures and the Compensation Committee reviews risks related to our compensation plans, policies and programs.

Compensation Risk Assessment. Our management reviews our compensation policies and practices to determine whether any risks arising from our compensation policies and practices for employees, including non-executive officers, are reasonably likely to have a material adverse effect on the Company and presented its findings to the Compensation Committee. We believe that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Communication with the Board

Interested persons, including stockholders, may communicate with our Board, including the non-management directors, by sending a letter to Skullcandy, Inc., Attention: Seo Salimi, General Counsel and Secretary, 1441 West Ute Boulevard, Suite 250, Park City, Utah 84098. Our Secretary will submit all correspondence to the Chairman and to any specific director to whom the correspondence is directed.

Code of Business Conduct and Ethics

Our Board has adopted a code of business conduct and ethics that applies to all of our employees, executive officers and directors. Our code of business conduct and ethics can be found in the corporate governance section of our website at http://investors.skullcandy.com/governance.cfm. In addition, our code of business conduct and ethics is available in print to any stockholder who requests a copy. Please direct all requests to Skullcandy, Inc., Attention: Seo Salimi, Secretary, 1441 West Ute Boulevard, Suite 250, Park City, Utah 84098. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions, applicable to our directors and executive officers, at the same location on our website identified above.

COMPENSATION OF DIRECTORS

The Compensation Committee is responsible for the periodic review of fees and benefits paid to directors and the determination of the compensation of all non-employee directors. We believe that compensation for non-employee directors should be competitive and should align the interests of our directors with our stockholders’ interests through the payment of a portion of director compensation in restricted stock units (“RSUs”).

Pursuant to the Board of Directors Services Agreement entered into with Mr. Alden in March 2011, Mr. Alden is entitled to receive payment for his board service in an amount equal to two years of a base salary equal to $252,000 per year, payable in substantially equal installments over two years, and is entitled to receive health insurance benefits for a period of three years, subject to his continued board service during that period. Under the terms of the Board of Directors Services Agreement, the Board has an obligation to nominate Mr. Alden for re-election until the later of March 21, 2014 or when he no longer owns 10% of the issued and outstanding equity in our company. Mr. Alden served as our interim CEO from February 8, 2013 through March 18, 2013, and currently serves as a director.

In May 2012, after consultation with Cook & Co., the Board approved a new compensation program for our non-employee directors. Under the new program, with the exception of Mr. Alden, each non-employee director receives, effective as of May 21, 2012:

•	an annual fee of $35,000;

•	for each member of the Audit Committee, an annual fee of $10,000, except in the case of the Audit Committee Chairman, who receives an annual fee of $15,000;

•

for each member of the Compensation Committee and the Nominating and Corporate Governance Committee, respectively, an annual fee of $5,000, except for the Compensation Committee Chairman, who receives an annual fee of $10,000 and the Nominating and Corporate Governance Committee Chairman, who receives an annual fee of $7,000;

•	for the chairman of the Board, an annual fee of $35,000; and

•	an annual equity grant in the form of time-vested RSUs valued at $80,000 generally based on the closing price of our common stock on the date of grant.

In July 2012, our Board approved a grant of 6,319 RSUs to each of our non-employee directors, which vest upon the earlier of (1) June 15, 2013 or (2) the next annual meeting at which one or more members of the Board are standing for re-election, subject in either case to the director’s continued service on the Board through such date.

In approving the aforementioned non-employee director compensation program, the Board sought to bring director compensation closer to the median of our peer group, which peer group is described in greater detail under “Compensation Discussion & Analysis—Executive Compensation Philosophy and Objectives.”

The table below summarizes the compensation received by our non-employee directors for the year ended December 31, 2012. Effective March 18, 2013, the Board appointed Hoby Darling as our President and Chief Executive Officer and as a Class I director of the Board. Mr. Darling does not receive additional compensation for his service as a director.

Non-Employee Director Compensation Table

Non-Employee Director	Fees Earned or Paid in Cash	Restricted Stock Units(2)(3)	All Other Compensation(4)	Total
Rick Alden(1)	$260,587	$90,994	$11,035	$362,616
Doug Collier	$51,110	$90,994	—	$142,104
Jeff Kearl	$78,333	$90,994	—	$169,327
Scott Olivet	$52,639	$90,994	—	$143,633
Greg Warnock	$54,694	$90,994	—	$145,688

(1)	Fees earned or paid in cash represent the amounts paid to Mr. Alden in 2012 in accordance with the terms of his Board of Directors Services Agreement.
(2)	The amounts shown equal the grant date fair value of the restricted stock units computed in accordance with FASB ASC Topic 718. Each non-employee director received an award of 6,319 RSUs on July 30, 2012 under the 2011 Plan, which vest upon the earlier of (a) June 15, 2013 or (b) the next annual meeting at which one or members of the Board are standing for re-election, subject in either case to the director’s continued service on the Board through such date. The grant date fair value of the RSU grants made in July 2012 exceeded $80,000 because grants were made based on the closing price of our common stock on the 2012 annual meeting date of June 15 but were not actually granted until July 30, 2012, at which point our stock price had increased from $12.66 to $14.40. Future grants are expected to be made on the date of the annual meeting based on a value of $80,000 and the closing price of our common stock on that date.
(3)	The following table sets forth the number of vested and unvested options and RSUs held by each of our non-employee directors as of the end of our 2012 fiscal year.

Director	Options Outstanding at Dec. 31, 2012	RSUs Outstanding at Dec. 31, 2012
Rick Alden	28,000	6,319
Doug Collier	28,000	6,319
Jeff Kearl	57,378	6,319
Scott Olivet	28,000	6,319
Greg Warnock	28,000	6,319

(4)	Represents the cost of providing health insurance benefits to Mr. Alden in 2012 under his Board of Directors Services Agreement.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table shows ownership of our common stock as of April 18, 2013, based on 27,707,246 shares of common stock outstanding on that date, by (i) each current director and nominee; (ii) our named executive officers, as specified in the “Compensation Discussion and Analysis” section of this proxy statement; (iii) all of our current directors and executive officers as a group; and (iv) each person known to us to own beneficially more than five percent of our capital stock. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by such person or entity, subject to community property laws, where applicable.

Name	Shares of Common Stock	Rights to Acquire Common Stock(1)	Total Shares Beneficially Owned	Percentage of Outstanding Common Stock(2) (%)
5% Beneficial Owners
Ptarmagin, LLC (3)	6,766,950	—	6,766,950	24.4%
JA Cropston, LLC (4)	1,629,438	—	1,629,438	5.9%
Walden & Reed Financial Inc. (5)	2,202,750	—	2,202,750	7.6%

Directors and Named Executive Officers
Rick Alden	931,207	23,369	954,576	3.5%
Doug Collier	2,000	22,944	24,944
Hoby Darling	—	—	—
Jeff Kearl (6)	25,538	54,309	79,847
Scott Olivet	7,500	23,819	31,319
Greg Warnock	67,850	24,150	92,000
Jeremy Andrus (7)(8)	1,812,391	311,042	2,123,433	7.7%
Kyle B. Wescoat	15,000	—	15,000
Mitch Edwards (8)	10,000	196,238	206,238
Ron Ross (8)	39,280	61,930	101,210
Aaron Behle	—	82,066	82,066
Nathan Morley	—	43,368	43,368
Rich Sargente	—	56,451	56,451
All current executive officers and directors (including nominees) as a group (12 persons) (9)	2,910,766	925,544	3,836,310	13.9%

*	Less than 1%.
(1)	Represents shares which the individuals (or group) shown have the right to acquire (a) upon vesting of restricted stock units, or RSUs, where the shares are issuable as of April 18, 2013 or within 60 days thereafter, and (b) upon exercise of stock options that are vested as of April 18, 2013 or within 60 days thereafter, as set forth in the table below.

Name	RSUs Included	Options Included
Rick Alden	6,319	17,050
Doug Collier	6,319	16,625
Hoby Darling	—	0
Jeff Kearl	6,319	47,990
Scott Olivet	6,319	17,500
Greg Warnock	6,319	17,831
Jeremy Andrus	—	311,042
Kyle B. Wescoat	—	0
Mitch Edwards	—	196,238
Ron Ross	—	61,930
Aaron Behle	—	82,066
Nathan Morley	—	43,368
Rich Sargente	—	56,451

(2)	The shares described in footnote (1) are deemed to be outstanding in calculating the percentage ownership of such individual (and the group), but are not deemed to be outstanding as to any other person.
(3)	Represents shares held by Ptarmagin, LLC, or Ptarmagin. Michael Cahill is the manager of Ptarmagin and holds voting and dispositive power over these shares. The sole member of Ptarmagin is The Alden Irrevocable Trust, for which Mr. Cahill serves as the sole trustee. Mr. Alden’s spouse and his children are the beneficiaries of the trust. Mr. Cahill may be deemed to indirectly beneficially own the shares held by Ptarmagin but disclaims any beneficial ownership of the shares. The address of Ptarmagin is 69 White Pine Canyon Road, Park City, Utah 84060.
(4)	Mr. Andrus and his father, Brent Andrus, are the managers of JA Cropston, LLC and hold voting and dispositive power over these shares. The address of JA Cropston, LLC is 2681 Chadwick Street, Salt Lake City, Utah 84106.
(5)	Based on a Schedule 13G/A filed with the SEC on February 7, 2013, represents 1,197,650 shares of common stock held by Ivy Investment Management Company, or IICO, an investment advisory subsidiary of Waddell & Reed Financial, Inc., or WDR, plus 1,005,100 shares held by Waddell & Reed Investment Management Company, or WRIMCO, an investment advisory subsidiary of Waddell & Reed, Inc., or WRI. WRI is a broker-dealer and underwriting subsidiary of Waddell & Reed Financial Services, Inc., or WRFSI, a parent holding company. In turn, WRFSI is a subsidiary of WDR, a publicly traded company. The investment advisory contracts grant IICO and WRIMCO all investment and/or voting power over securities owned by such advisory clients. The reported address of these entities is 6300 Lamar Avenue, Overland Park, Kansas 66202.
(6)	Represents (i) 11,888 shares of common stock held directly by Mr. Kearl, (ii) 13,650 shares of common stock held by Monarch Partners, (iii) 24,931 shares of common stock subject to options exercisable within 60 days of April 18, 2013 held by Mr. Kearl and (iv) 29,378 931 shares of common stock subject to options exercisable within 60 days of April 18, 2013 held by Pura Vida Investment Capital, or Pura Vida. Mr. Kearl is the manager of both Monarch Partners and Pura Vida and holds voting and dispositive power of the shares held by Monarch Partners and Pura Vida. Mr. Kearl may be deemed to indirectly beneficially own the shares held by Monarch Partners and Pura Vida. The address of Monarch Partners and Pura Vida is 38 Via Divertirse, San Clemente, California 92673.
(7)	Represents (i) 1,629,438 shares of common stock held by JA Cropston, LLC identified in footnote (4) above, (ii) 182,953 shares of common stock held directly by Mr. Andrus and (iii) 311,042 shares of common stock subject to options exercisable within 60 days of April 18, 2013 held directly by Mr. Andrus.
(8)	The employment of Messrs. Andrus, Edwards and Ross terminated effective as of February 8, 2013, April 1, 2012 and October 1, 2012, respectively, and their beneficial ownership shown in this table is as of their respective termination dates.
(9)	Includes 25,858 shares of common stock which two executive officers who are not named executive officers have the right to acquire upon exercise of options that are vested as of April 18, 2013 or within 60 days thereafter. All current directors and executive officers as a group have the right to acquire a total of 31,595 shares upon vesting of RSUs where the shares are issuable as of April 18, 2013 or within 60 days thereafter and 893,949 shares upon exercise of stock options that are vested as of April 18, 2013 or within 60 days thereafter.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We are a leading global designer, marketer and distributor of performance audio and gaming headphones and other accessory related products under the Skullcandy, Astro Gaming and 2XL by Skullcandy brands. To succeed in our industry, we must continuously develop and refine new and existing products, continue to connect with our consumers and create demand for our brands and products, quickly react to consumer and channel shifts and be able to capitalize on new business and geographic opportunities. We completed our initial public offering in July 2011. We strive to attract and retain a highly talented and seasoned team of technical, sales, marketing, design, operations, financial and other business professionals responsible for creating and executing our strategies.

Named Executive Officers

This Compensation Discussion & Analysis describes our executive compensation programs for our 2012 fiscal year named executive officers, who were:

•	Jeremy Andrus, who served as our President and Chief Executive Officer until February 8, 2013;

•	Kyle B. Wescoat, who joined us as our Senior Vice President and Chief Financial Officer beginning October 1, 2012;

•	Mitch Edwards, who served as our Chief Financial Officer and General Counsel until April 1, 2012;

•	Ron Ross, who served as our principal financial officer from April 1, 2012 through October 1, 2012 and as our Vice President, Finance through October 1, 2012;

•	Aaron Behle, Vice President, International Sales;

•	Nate Morley, Vice President, Global Marketing and Creative; and

•	Rich Sargente, Vice President, North American Sales.

We have experienced significant management changes since becoming a public company in July 2011, including changes in the key positions of our chief executive officer and chief financial officer. We also had two other executives leave our company in 2012. The retention issues we faced have had a significant impact on our recent compensation decisions.

2012 Business and Performance Highlights

The year 2012 was challenging for us due to an increasing competitive landscape, lower product margins as consumer preference shifted to lower margin over-ear and on-ear products from higher margin in-ear products, and a lukewarm reception to a new packaging roll-out. Set forth below is a summary of our performance for 2012:

•

Net sales increased $65.2 million, or 28.1%, to $297.7 million in 2012 from $232.5 million in 2011; 2012 was benefited by our acquisition of Kungsbacka 57 KB on August 26, 2011 and resulting international sales.

•	Income from operations decreased $0.7 million, or 1.6%, to $41.5 million in 2012 from $42.2 million in 2011.

•	Net income attributable to Skullcandy, Inc. increased $7.3 million to $25.9 million, or $0.92 per diluted share, based on 28.0 million diluted weighted average common shares outstanding.

2012 Executive Compensation Highlights

2012 Extensive Compensation Review and Implementation of Long Term Equity Awards

In the spring of 2012, the Compensation Committee engaged in an extensive evaluation and review of our compensation philosophy and programs, with the assistance of its independent compensation consultant, Cook & Co. As a result of this review, the Compensation Committee implemented certain changes to our pay practices in May 2012. In light of market practices and the recommendations of Cook & Co., and in order to provide a greater tie between executive compensation and the long term interests of our stockholders, the Compensation Committee introduced long-term performance-based restricted stock units, or PSUs, and implemented an equity award mix intended to consist approximately half in value of PSUs and half in value of time-vested options. The PSUs granted in May 2012 entitle each participant to earn a number of shares of our common stock, ranging from 0%-150% of the target number of PSUs granted, based on the Company’s attainment of targeted average year to year growth during the performance period from January 1, 2012 to December 31, 2014 in our (i) annual earnings per share (weighted 70%), and (ii) annual net sales (weighted 30%). In no event, however, will more than 100% of the target PSUs be earned if our stock price does not reach a certain minimum level during 2014.

Pay for Performance and Retention

In 2012, we placed a greater emphasis on equity and cash compensation that is paid or earned based on our performance, while keeping our base salaries to a nominally competitive level for our named executive officers. As discussed above, in 2012 we moved away from purely time-vested equity awards by introducing a performance-based long-term equity incentive program for our named executive officers and other key employees. Additionally, our cash bonus programs were tied to measurable financial objectives emphasizing our short-term sales performance and ability to enhance value and profitability for our stockholders.

Under our 2012 annual Cash Bonus Program, bonuses were based on our achievement of targeted (i) net sales and (ii) adjusted earnings before interest and taxes (“EBIT”) goals during 2012, each weighted 50%. Based on our actual 2012 net sales and adjusted EBIT, we achieved approximately 102% of targeted net sales, but did not meet threshold performance under the adjusted EBIT measure. In accordance with the terms of the 2012 annual Cash Bonus Program, which requires that both measures have to meet threshold performance in order for bonuses to be payable, no bonuses were paid under our 2012 annual Cash Bonus Program. Similarly, no bonuses were paid for 2011 performance.

Since our initial public offering and particularly in 2012, we faced significant retention issues. Our retention challenges have stemmed in part from the fact that approximately 98% of our outstanding options are underwater, meaning they have exercise prices greater than our current stock price and thus carry little incentive value. To motivate certain key employees during our transition to being a public company, to promote retention of key employees and to provide focus and incentive to ramp up our financial performance, in May 2012 the Compensation Committee approved a one-time quarterly bonus program for certain employees, excluding our CEO and CFO. Under this program 1/4th of targeted bonus opportunity was earned in full upon our achievement of pre-established levels of net sales and adjusted EBIT for each fiscal quarter, the same measures as in the annual 2012 Cash Bonus Program, but with targets that increased from quarter to quarter and were, on an aggregate annual basis, slightly lower than established under our annual 2012 Cash Bonus Program. Targeted net sales and adjusted EBIT must both be met or exceeded during a fiscal quarter in order for a bonus to earned for that quarter, and any unearned bonus for a quarter does not roll over to subsequent quarters. Target bonus amounts varied per participant, and represented 80%, 51%, 13% and 7% of base salary for Messrs. Behle, Morley, Ross and Sargente, respectively. Based on our 2012 quarterly results, bonuses were earned for each of the first and second quarters of 2012.

The Compensation Committee decided, based on the recommendation of CEO Jeremy Andrus, to pay the third quarter bonuses under our special quarterly cash bonus program despite not having met the performance metrics for the quarter. The Committee made this decision after assessing the reasons and magnitude for the performance miss, the performance related to key initiatives to drive the future business, and key retention issues facing the company. In addition, due in part to the terms of Mr. Morley’s offer letter that guaranteed a bonus for 2011 of $120,000, which he was not paid, the Compensation Committee set the total discretionary bonus for Mr. Morley at $60,000 (instead of the $30,000 attributable to the third quarter). The Compensation Committee also set Mr. Behle’s discretionary bonus at approximately $97,700 (instead of the $46,000 attributable to the third quarter) due to his leadership role in the growth of our international sales and his prior agreement to forego a bonus for 2011.

Strong Say-on-Pay Support in 2012

At our annual stockholder meeting in June 2012, our stockholders approved the advisory vote on the executive compensation of our named executive officers, with an approval rating of 99.3% of votes cast. In light of the changes implemented in May 2012 and the overwhelming support we received for the advisory say on pay vote at our 2012 annual meeting, the Compensation Committee did not change the overall design of our compensation programs for the remainder of 2012. The Compensation Committee will continue to work to align management’s interests with our stockholders’ interests and to support long-term value creation.

CEO Compensation and Management Changes

Jeremy Andrus became our CEO in March 2011, just prior to our initial public offering in July 2011. The Compensation Committee, following consultation with Cook & Co. and in connection with the implementation of long-term performance-based PSUs, determined to structure Mr. Andrus’ compensation to provide a greater percentage of compensation in the form of equity that is at-risk and tied to long term value creation and the interests of our stockholders. As part of this structure, Mr. Andrus’ 2012 compensation included a front load of his intended equity awards for 2012 and 2013. As a result, in May 2012, the Compensation Committee granted Mr. Andrus equity awards valued at approximately $2.6 million (approximately 60% PSUs and 40% stock options), while establishing his base salary and target bonus opportunity at below the 25th percentile of CEOs within our peer group companies.

On February 8, 2013, Jeremy Andrus resigned as our CEO, and Rick Alden, our founder, director and former CEO, served as our interim CEO until we hired Hoby Darling as our CEO, effective as of March 18, 2013. In March 2012, Mitch Edwards, our CFO notified us that he was resigning, which resignation became effective as of April 1, 2012. Ron Ross, our VP of Finance performed the duties of principal financial officer from April 1, 2012 until we hired Kyle Wescoat as our CFO on October 1, 2012, at which point, Mr. Ross resigned. We entered in Separation Agreements and/or limited consulting agreements with each of Messrs. Andrus, Edwards and Ross to facilitate smooth transitions and in recognition of the valuable efforts and time contributed by these executives during our important transition period in becoming a public company.

Good Governance and Best Practices

We are committed to having strong governance standards with respect to our compensation programs, procedures and practices. We have the following practices and policies that are mindful of the concerns of our stockholders and best governance.

•	We provide limited severance benefits and do not provide perquisites, other than reimbursement of relocation expenses.

•	We do not provide tax gross up payments.

•

In 2012, we extended our option vesting period, so that options vest 25% per year on the anniversary of the grant date, instead of the previous vesting terms of 25% on the first anniversary and 1/36th per month thereafter.

•	We do not provide any supplemental retirement benefit plans.

Executive Compensation Philosophy and Objectives

We recognize that our ability to attract and retain highly talented professionals, as well as to grow our organization, largely depends on how we reward and compensate our employees and our ability to retain a talented management group. We strive to create an environment that is responsive to the needs of our employees, is open towards employee communication and continual performance feedback, encourages teamwork and rewards commitment and performance. The principles and objectives of our compensation and benefits programs for our executive officers and other employees are to:

•	attract, engage and retain the best executives to work for us, with experience and managerial talent enabling us to be an employer of choice in highly competitive and dynamic industries;

•	align compensation incentives with our business, financial and stock price performance and the long-term interests of our stockholders;

•	motivate and reward executives whose knowledge, skills and performance ensure our continued success; and

•	ensure that our total compensation is fair, reasonable and competitive.

We compete with many other companies in seeking to attract and retain experienced and skilled executives. To meet this challenge, we have embraced a compensation philosophy of offering our executive officers competitive compensation and benefits packages that are focused on long-term value creation and that reward our executive officers for achieving our financial and strategic objectives. In accordance with our philosophy of incentivizing performance and linking the interests of our executive officers to those of our stockholders, we have historically placed a greater emphasis on cash bonuses and equity based compensation, while keeping base salaries to a nominally competitive level.

The compensation of our named executive officers for 2012 consisted of the following elements:

•	base salary;

•	annual performance based cash bonus program, and, for certain key employees, a one-time quarterly performance-based cash bonus program and certain discretionary bonuses;

•	long-term performance-based restricted stock units, or PSUs, which can be earned based on our financial performance over the three-year performance period ending December 31, 2014;

•	stock options;

•	a retirement savings (401(k)) plan;

•	certain limited perquisites; and

•	certain negotiated and limited severance benefits.

Each of the components of our executive compensation program is discussed in more detail below. We view each component of our executive compensation program as related but distinct, and we also regularly reassess the total compensation of our executive officers, including our named executive officers, to ensure that our overall compensation objectives are met. While each element of executive compensation serves particular compensation objectives, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation objectives. Historically, not all of the enumerated components have been provided to all executive officers.

Executive Compensation Process

Roles of Our Compensation Committee and Chief Executive Officer in Compensation Decisions

Determinations regarding our named executive officers’ compensation for 2012 were made by our Compensation Committee after consideration of the recommendations made (i) by the Compensation Committee’s independent compensation consultant, Cook & Co., and (ii) as to the compensation of our named executive officers other than himself, by Mr. Andrus, our then CEO. Specifically, in 2012, Mr. Andrus made recommendations regarding the allocation of long-term PSUs, the quarterly bonus program, and the discretionary bonuses paid. In making its determinations, the Compensation Committee took into consideration Mr. Andrus’ recommendations, the recommendations of Cook & Co., competitive market data, our financial and stock price performance, our recruiting and retention goals and issues, our view of internal equity and consistency, the length of service of our executive officers, market conditions and such other considerations as the Compensation Committee considered relevant.

Historically, the initial compensation arrangements with our executive officers have been determined in arm’s-length negotiations with each individual executive and memorialized in formal employment agreements or offer letters. Typically the CEO has been responsible for negotiating these arrangements, except with respect to his own compensation, with the oversight of our Compensation Committee or Board. The negotiated compensation arrangements have been influenced by a variety of factors, including, but not limited to (i) our financial condition and available resources, (ii) our need to fill a particular position, (iii) an evaluation of the competitive market, based on the collective experience of the members of the Compensation Committee and, more recently, data provided by Cook & Co., and (iv) the compensation levels of our other executive officers. Generally, the focus of these arrangements has been to recruit skilled individuals to help us meet our product development, retailer and distributor acquisition and growth objectives, while continuing to achieve our financial growth and profitability goals, and to maintain the level of talent and experience needed to drive sustainable results.

Role of Our Compensation Consultant in Compensation Decisions

The Compensation Committee believes we require executive talent with unique industry, creative and retail experience and that our compensation practices should be competitive within the marketplace. In early 2012, the Compensation Committee engaged Cook & Co., who conducted a comprehensive executive compensation review, which included a peer group analysis and recommendations regarding adoption of a long term incentive program and CEO compensation. The Compensation Committee reviewed compensation data prepared by Cook & Co. from two different peer groups. The primary peer group consisted of the 14 companies listed below. In developing this peer group, Cook & Co. and the Compensation Committee considered that our line of business encompasses several traditional industries with limited direct competitors. As a result, the peer group represents a cross-section of similarly sized companies from a wide variety of industries focused on building and cultivating brands—with a focus on consumer electronics, apparel, accessories and luxury goods, footwear, internet and catalog retail, internet software and services, leisure products and personal products, with preference given to growth companies or companies with specialty lines of business.

2012 Peer Group

Black Diamond	RG Barry
Blue Nile	Shutterfly
Johnson Outdoors	Sturm, Roger & Co.
Nutrisystem	True Religion
Orbitz Worldwide	USANA Health Sciences
Petmed Express	XO Group
Prestige Brands	Zagg

The market capitalization of our peer group ranged from $136 million to $926 million determined as of January 31, 2012, with median market capitalization of $380 million and Skullcandy’s market capitalization at $366 million. The revenue of our peer group companies, based on the then most recently available four quarters, ranged from $146 million to $767 million, with a median of $403 million and Skullcandy at $233 million.

As an additional market check, the Compensation Committee also reviewed competitive compensation data from a group comprised of Billabong, Black Diamond, Nike, Quiksilver and Under Armour.

Executive Compensation Program Components

The following describes the primary components of our executive compensation program for each of our named executive officers, the rationale for that component, and how compensation amounts are determined.

Base Salary

To recruit and retain executives with the skills and experience that we believe are necessary to lead our growth, we established our named executive officers’ initial base salaries through arm’s-length negotiations at the time the individual was hired, taking into account his qualifications, experience and prior salary level. Generally, we have entered into agreements with these executives, which establish their initial salary as the minimum salary with increases at our discretion based on a number of factors, including peer group comparisons.

The base salaries of our executive officers, including the named executive officers, are reviewed annually by the Compensation Committee, or in the event of promotions or other significant changes in an executive officer’s role or responsibilities. Adjustments have been made as deemed appropriate based on such factors as the scope of an executive officer’s responsibilities, individual contribution, importance of their contribution, prior experience, sustained performance and the recommendation of our CEO. Decisions regarding base salary adjustments may also take into account the amounts paid to the executive’s peers both inside and outside our company.

In May 2012, the Compensation Committee increased salaries for our named executive officers, effective as of January 1, 2012, as set forth in the table below. When compared to our 2012 peer group, Mr. Andrus’ 2012 salary is below the 25th percentile of our peer group, Messrs. Behle’s and Morley’s salaries are at approximately the 75th percentile or our peer group, and Messrs. Sargente’s and Ross’ salaries are at or below the median of our peer group.

Executive	Title	Base Salary 2011	Base Salary 2012	Approx. Percentage Increase
Jeremy Andrus	President and CEO	$300,000	$350,000	17%
Mitch Edwards	Former CFO, General Counsel	$250,000	$250,000	—
Ron Ross	Former VP, Finance	$180,000	$190,550	6%
Aaron Behle	VP, International Sales	$230,000	$241,500	5%
Nate Morley	VP, Global Marketing and Creative	$236,000	$238,983	1%
Rich Sargente	VP, North America Sales	$208,000	$212,680	2%

Kyle Wescoat joined us as our Chief Financial Officer on October 1, 2012, and his salary was set at $275,000, in order to remain competitive with his salary at his former employer and to align Mr. Wescoat’s salary generally with the salaries of our most senior executives. Mitch Edwards resigned in April 2012, prior to 2012 salary determinations.

Cash Bonuses

We typically provide an annual cash bonus opportunity for our executive officers to motivate them to achieve our short-term financial objectives while making progress toward our longer-term growth and other goals. In May 2012, in addition to our annual performance-based cash bonus program, we adopted a special one-

time quarterly cash bonus program based on our performance in each fiscal quarter of 2012 to motivate certain of our named executive officers and other key employees during our transition to being a public company, to further align such officers’ compensation with our financial performance and to promote retention of key employees. We do not expect to implement a quarterly cash bonus program for any of our executive officers in 2013.

2012 Annual Performance Based Cash Bonus Program

On May 21, 2012, the Compensation Committee, with counsel from Cook & Co. and review of market competitiveness data, approved the 2012 Cash Bonus Program, which like the 2011 Cash Bonus Program, provides annual cash incentive awards based solely on our measurable financial performance. With the exception of Mr. Edwards, who was no longer with us as of the time of the program’s adoption, all of our named executive officers were eligible to participate in the 2012 Cash Bonus Program. Mr. Wescoat joined us in October 2012 and was eligible to participate in the 2012 Cash Bonus Program, with any earned bonus pro-rated to reflect his start date with the company. Each eligible participant must be employed through the date on which we pay bonuses in order to be eligible to receive a bonus under the 2012 Cash Bonus Program.

Under the 2012 Cash Bonus Program, Company performance at target levels corresponds to an individual target bonus opportunity, expressed as a percentage of base salary in effect as of the end of the fiscal year, of (i) 75% for Mr. Andrus; (ii) 50% for Messrs. Behle, Sargente, Wescoat; and (iii) and 30% for Messrs. Morley and Ross. With the exception of Mr. Andrus, whose target bonus opportunity was set below the 25th percentile of the peer group, due in part to the focus on providing greater compensation in the form of at-risk performance based equity, the target bonus opportunities for the other named executive officers were set at approximately the market median for similar positions at our peer group companies.

Under the 2012 Cash Bonus Program, target bonus opportunities would be earned based on our achievement of threshold, target and maximum levels, respectively, of (i) net sales and (ii) EBIT performance calculated on a GAAP basis, but excluding the legal and settlement expenses associated with the litigation with Monster Cable Products, Inc., which was settled in February 2012 (“Adjusted EBIT”), as shown in the table below.

	Adjusted EBIT
Net Sales	Threshold	Target	Maximum
Maximum	125%	150%	200%
Target	75%	100%	150%
Threshold	50%	75%	125%

Thus, bonuses may range from 50% of target bonus opportunity for threshold performance under both performance measures, to 200% of target bonus opportunity for maximum performance under both performance measures. No payouts are earned, however, unless the Company achieves the threshold levels of performance for each of the net sales and Adjusted EBIT performance measures.

The following table sets forth the threshold, target and maximum goals for, as well as our actual performance during 2012 under, the net sales and Adjusted EBIT performance measure for 2012. Linear interpolation is used to calculate bonus funding between threshold, target and maximum levels of performance.

Performance Metric	Targeted Levels for 2012			2012 Actual
	Threshold	Target	Maximum
Net Sales	$290.7 million	$306 million	$329 million	$297.7 million
Adjusted EBIT	$51.3 million	$54.5 million	$57.7 million	$42.2 million

In accordance with its terms, since the Company did not meets its Adjusted EBIT threshold performance, no bonuses were payable under our 2012 Cash Bonus Program.

Special Performance-Based Quarterly Cash Bonus Program

On May 21, 2012, the Compensation Committee approved a special one-time quarterly bonus program (the “Quarterly Bonus Program”). In establishing this program, the Compensation Committee was mindful of employee morale issues resulting from no cash bonuses being paid for our 2011 performance, and the relatively minimal build-up of value in equity holdings as result of equity vestings that occurred in connection with our initial public offering, and our overall decline in stock price. The Compensation Committee established the Quarterly Bonus Program in order to mitigate retention issues, motivate certain key employees during our transition to being a public company, and promote a focused ramp up of our financial performance. Pursuant to the Quarterly Bonus Program, each participant was eligible to earn up to 100% of the participant’s established target bonus, with 25% of the target bonus earned in full for each quarter of fiscal 2012 in which the Company achieves or exceeds both the net sales and Adjusted EBIT objectives for the respective quarter set forth below. If the Company did not achieve the net sales and EBIT objectives for a particular quarter, no bonuses would be earned by participants for such quarter and unearned amounts for one quarter would not be rolled over to future quarters. Our named executive officers, other than our CEO and CFO, were eligible to participate in the Quarterly Bonus Program. Participants in the Quarterly Bonus Program must be employed by the Company through the date of payment of the bonus in order to receive the respective bonus payment.

The following table sets forth the target and actual performance for each quarter under each of the net sales and Adjusted EBIT performance measure. Targeted aggregate annual performance under the Quarterly Bonus Program was slightly lower than established under our 2012 Cash Bonus Program and focused on ramping up performance.

Performance Metric	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Net Sales
Target	$44.2 million	$66.2 million	$73.8 million	$103.4 million
Actual	$53.3 million	$72.4 million	$71.0 million	$101.0 million
Adjusted EBIT
Target	$1.9 million	$9.8 million	$12.1 million	$27 million
Actual	$2.2 million	$11.7 million	$10.6 million	$17.7 million

Based on the our performance against target, as illustrated in the table above, bonuses were earned for each of the 1st and 2nd quarters, while no bonus was earned for the 3rd and 4th quarters. Messrs. Andrus, Wescoat, and Edwards did not participate in the Quarterly Bonus Program. Target bonus amounts varied per participant, and represented 80%, 51%, 13% and 7% of base salary for Messrs. Behle, Morley, Ross and Sargente, respectively. In setting the target bonus amounts, the Compensation Committee considered the recommendations of Mr. Andrus, the annual bonus opportunity of each participant, the terms of their offer letters, and their position and responsibilities. The following table sets forth the target bonus and actual bonuses earned under the Quarterly Bonus Program by the participating named executive officers.

Executive	Position	Target Bonus	Actual Bonus
Aaron Behle	VP, International Sales	$184,000	$96,000
Nate Morley	VP, Global Marketing and Creative	$120,000	$60,000
Ron Ross	Former VP, Finance	$24,798	$12,400	(1)
Rich Sargente	VP, North America Sales	$15,444	$11,583

(1)	Mr. Ross resigned on October 1, 2012 and thus was only eligible to earn bonuses for the first two quarters of 2012.

2012 Discretionary Bonuses

The Compensation Committee decided, based on the recommendation of CEO Jeremy Andrus, to pay the third quarter bonuses under our Quarterly Bonus Program despite not having met the performance metrics for the quarter. The Committee made this decision after assessing the reasons and magnitude for the performance miss, the performance related to key initiatives to drive the future business, and key retention issues facing the company. In addition, due in part to the terms of Mr. Morley’s offer letter that guaranteed a bonus for 2011 of $120,000, which he was not paid, the Compensation Committee set the total 2012 discretionary bonus for Mr. Morley at $60,000 (instead of the $30,000 attributable to the third quarter). The Compensation Committee also set Mr. Behle’s 2012 discretionary bonus at approximately $97,700 (instead of the $46,000 attributable to the third quarter) due to his leadership role in the growth of our international sales and his prior agreement to forego a bonus for 2011.

Long-Term Equity Incentives

The goals of our long-term equity incentive awards are to incentivize and reward our executive officers, including our named executive officers, for creation of long-term stockholder value and to align the interests of our executive officers with those of our stockholders.

Stock Options

Prior to 2012, we granted stock options as our sole equity incentive vehicle. Because our executive officers are able to benefit from stock options only if the market price of our common stock increases relative to the option’s exercise price, we believe stock options provide meaningful incentives to our executive officers to achieve increases in the value of our stock over time. Accordingly, we believe that stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of these incentive awards to our future performance. We further believe that stock options encourage the retention of our named executive officers because the vesting of these equity awards is generally linked to continued employment. In 2012, we extended the option vesting period to annual increments of 25% on each anniversary of the grant date, from 25% on the first anniversary of the grant date and 1/36th per month thereafter, in order to promote longer term retention. Since becoming a public company, our Compensation Committee’s practice is to ensure that each equity award has a grant date that is not earlier than the approval date of the award and each option has an exercise price that is not less than the closing price of our common stock on NASDAQ on the grant date.

2012 Long-Term Performance-Based Equity Incentive Program

After extensive review of market data, consultation with Cook & Co and deliberations regarding program design features, in May 2012, the Compensation Committee approved a long-term equity incentive program (the “2012 LTIP”), pursuant to which long term performance-based restricted stock units (“PSUs”) were granted under our 2011 Plan. The PSUs entitle each participant to earn a number of shares of our common stock ranging from 0%-150% of the target number of PSUs granted (“Target PSUs”) based on the attainment of certain pre-determined financial and stock price performance goals during the performance period running from January 1, 2012 to December 31, 2014 (the “Performance Period”) and subject to such officer’s continued employment through January 1, 2015. PSUs will be earned as of January 1, 2015 as follows: (i) 0-105% of the Target PSUs will be earned based on the average of our year to year growth in earnings per share, or EPS, during the Performance Period, and (ii) 0-45% of the Target PSUs will be earned based on the average of our year to year growth in net sales during the Performance Period. In no event, however, will more than 100% of Target PSUs be earned if our stock price does not reach a certain minimum level during the 2014 fiscal year. The focus on EPS growth over a three year period as a performance measure was deemed in the best interests of the company and its stockholders as it is an indicator of our profitability and impacts our stock price and creates long-term stockholder value. Also, the minimum 2014 stock price goal was established to ensure that awards are not paid above target if stockholders are not benefiting from stock price appreciation.

In order to preserve the retention value of the awards and to recognize the contributions of the employee during the Performance Period, the Compensation Committee established the following terms of the PSUs applicable to certain terminations of employments. If a participant’s employment is terminated without cause during the Performance Period, the participant will be entitled to a pro-rated portion (based on the number of days employed during the Performance Period) of the PSUs earned, if any, as of the end of Performance Period (subject to the change in control provisions below). If a participant dies or becomes disabled during the

Performance Period, 100% of such participant’s target PSUs will be deemed earned. If a change in control occurs during the Performance Period, the PSUs will be deemed to be earned as to 100% of the Target PSUs immediately prior to such change in control. If a participant continues as an employee through the consummation of the change in control, the Target PSUs that were earned upon the change in control will fully vest on January 1, 2015, subject to such participant’s continued employment through such date. If such participant’s employment is terminated without cause after the change in control and prior to January 1, 2015, 100% of the Target PSUs that were earned upon the change in control will fully vest immediately prior to such termination of employment. If a participant experiences a termination of employment by the Company without cause prior to such change in control, then the Target PSUs earned upon the change in control will be multiplied by the Prorating Fraction and the resulting PSUs will become fully vested at that time.

2012 Equity Awards Granted

In establishing grant guidelines for the 2012 LTIP, the Compensation Committee considered the market competitiveness of award levels and the recommendation of Cook & Co. and established aggregate 2012 LTIP grants at median to the 75th percentile of our peer group’s annual stockholder value transfer budget (based on the value of the total shares granted divided by the company’s market capitalization). Approximately 70 employees participated in the 2012 LTIP. In determining the individual grant levels, the Compensation Committee employed a formula that was based on the position held and the amount of outstanding options held by the individual that were greater or less than 50% vested, with individuals holding options that are less than 50% vested receiving 50% of their targeted annual grant value, based on the recognition that recent options grants were intended to be compensation for the four year option vesting period. For purposes of the valuation methodology, the PSUs were valued based on the closing stock price on the May 21, 2012 grant date of $12.42, and the options were valued based on a Black-Scholes formula. For positions of vice president and above, but excluding the CEO, the targeted valuation for PSUs and options combined was $150,000 for individuals with greater than 50% vested options and $75,000 for individuals with less than 50% vested options, plus, based on the recommendation of the CEO, additional discretionary equity grant values of up to $75,000. Messrs. Behle and Ross received discretionary increases of $75,000 and $50,000, respectively, based on, for Mr. Behle, the strength of our international sales and, for Mr. Ross, the additional responsibilities required of him as he stepped up to serve as our principal financial officer following Mr. Edwards’ departure in April 2012. The Compensation Committee determined to grant Mr. Andrus a total equity value of $3 million, with front loading of his expected grant in 2013 to occur in 2012, coupled with a relatively low cash salary and bonus opportunity under the 2012 Cash Bonus program, in order to provide greater at-risk compensation tied to long-term value creation.

In determining the number of PSUs and options to be awarded to each participant, the Compensation Committee approved the actual number of option and PSUs employing a total equity award mix consisting of 50% in value of PSUs and 50% in value of options based on an estimated Black-Scholes valuation of the options. The actual total value of equity awards granted in 2012 was lower than originally intended, as the Black-Scholes valuation of the options granted was lower than provided to the Compensation Committee. In addition, in August 2012, based in part on the recommendations of Mr. Andrus and his discretionary authority under the original program to provide additional PSUs valued up to $75,000, the Compensation Committee determined to award Mr. Sargente additional options and PSUs in substantially the same number as his original grant in May 2012.

The number of Target PSUs and options granted to the named executive officers in 2012, and the grant date fair value of these awards, are as follows:

Executive	Target PSUs	Options	Total Value of Equity Granted
Jeremy Andrus	120,773	218,896	$2,615,779
Ron Ross	8,052	14,593	$174,391
Aaron Behle	6,039	10,945	$130,794
Nate Morley	3,019	5,472	$65,388
Rich Sargente	6,947	10,949	$165,243

Kyle Wescoat joined us as our Chief Financial Officer on October 1, 2012, and in connection with his appointment was granted 27,177 restricted stock units on December 11, 2012, with a valuation of $180,000, that vest in four equal annual installments commencing on October 1, 2013. Mr. Wescoat’s equity package was intended as an inducement for him to accept the Chief Financial Officer position with us and as a retention tool given he was ineligible to participate in our 2012 LTIP. Our then Chief Executive Officer, Jeremy Andrus, recommended the size and value of the award, which was targeted at a slightly higher value than our then-serving principal financial officer, Ron Ross. Mitch Edwards resigned in April 2012, prior to 2012 equity award determinations.

Pursuant to a separation agreement entered into in February 2013, Mr. Andrus will be eligible to vest on January 1, 2015 in a prorated portion (based on the number of days he was employed during the Performance Period) of his Target PSUs that would have been earned based on our actual performance during the Performance Period. As a result of his departure and the effects of the pro-ration, approximately 76,475 of his 120,773 Target PSUs were cancelled and all of his then unvested options, including all of the 218,896 options granted in 2012, were forfeited as of February 8, 2013, his termination date.

Retirement Savings and Other Benefits

We have established a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other salaried employees. Under the 401(k) plan, eligible employees may elect to contribute pre-tax amounts to the plan up to a statutorily prescribed limit. Currently, we match contributions made by participants in the plan up to 4% of compensation. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Employee Benefits and Perquisites

Additional benefits received by our employees, including the named executive officers, include medical, dental, and vision insurance and medical and dependent care flexible spending accounts. These benefits are provided to our named executive officers on the same general terms as they are provided to all of our full-time U.S. employees. We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices in the competitive market.

In order to prevent geographic restrictions on our recruitment and hiring opportunities, we occasionally provide new hires with limited relocation benefits. Our executives, including our named executive officers, are eligible to receive these relocation benefits when we determine that relocation is desirable and/or required due to the specific circumstances of the assignment. During 2012, pursuant to the terms of his employment agreement, we provided Mr. Wescoat with approximately $21,000 in living and moving expense reimbursement associated with his hiring and relocation to Park City, Utah. With the exception of Mr. Wescoat, we did not provide any relocation benefits to any of our other named executive officers during 2012. We believe that providing these benefits is a relatively inexpensive way to enhance the competitiveness of the executives’ compensation packages and to assist our executives in transitioning to their new role within our organization.

Historically, we have not provided any other perquisites to our named executive officers and we generally do not view perquisites or other personal benefits as a material component of our executive compensation program. In the future, we may provide perquisites or other personal benefits in limited circumstances, where we believe such perquisites are appropriate to assist an individual executive officer in the performance of his duties, to make our executive officers more efficient and effective and for recruitment, motivation and/or retention purposes. Future practices with respect to perquisites or other personal benefits for our named executive officers will be subject to periodic review by the Compensation Committee.

Severance and Change in Control Benefits

We maintain employment agreements, offer letters and other arrangements with each of our named executive officers, which were negotiated at the time of their hiring. We do not provide any tax gross ups, nor do we provide single trigger equity acceleration upon a change of control. Each of these agreements provides severance benefits upon a termination without cause, though certain of the agreements provide severance benefits only if such termination is in connection with a change in control. The severance benefits generally include payments ranging from six months to twelve months of salary, plus, for certain individuals, acceleration of options upon such termination of employment. We believe that job security is a cause of significant concern and uncertainty for senior executives and that providing protections to these executives in these contexts is therefore appropriate in order to alleviate these concerns and allow the executives to remain focused on their duties and responsibilities in all situations.

In connection with the departure of Mitch Edwards in April 2012, we agreed to provide him with a payment equal to six months of salary plus matching contributions under his 401(k) account, six months of continued health care coverage, as well as accelerated vesting of his options that were set to vest within the six months following his separation and an extended option exercise period for one year. Mitch’s mutually agreed upon severance benefits were provided in recognition of the time and effort he devoted to launching our initial public offering and to encourage his continued high quality service during the transition of his duties and responsibilities following the announcement of his resignation in March.

In connection with Ron Ross’s departure in October 2012, we entered into a consulting arrangement with him pursuant to which Mr. Ross agreed to assist in the preparation of our third quarter and year-end financial statements and otherwise assist with the transition of principal accounting role to our new CFO, Mr. Wescoat, for $92 per hour worked through March 27, 2013, as well as a bonus of $25,000 payable at the discretion of our Compensation Committee. The $25,000 bonus was not paid to Mr. Ross.

Jeremy Andrus’s employment agreement provided for continuation of his $350,000 salary for three years following a resignation for “good reason” or a termination by us without “cause,” and the terms of his PSUs provided that in the event of a termination without cause he would be entitled to vest in a pro-rated portion (based on days worked during the Performance Period) of the PSUs actually earned at the end of the Performance Period. In connection with Mr. Andrus’ resignation in February 2013, we agreed to provide him with these benefits, as well as reimbursement of COBRA for 18 months and reimbursement of up to $7,500 in legal fees he incurred in connection with the negotiation of his separation agreement. We also agreed to retain Mr. Andrus as a consultant for a period of one year, for up to five hours per month, for an annual fee of $115,000. The Compensation Committee determined that these separation terms and the consulting arrangement were in the best interests of the Company and its stockholders as they facilitated an orderly transition and recognized the time, effort and valuable leadership provided by Mr. Andrus through our initial public offering and in our first year and a half as a publicly held company.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code

Generally, Section 162(m) of the Internal Revenue Code, or Section 162(m), disallows a tax deduction to any publicly-held corporation for any individual remuneration in excess of $1.0 million paid in any taxable year to its CEO and each of its other named executive officers, other than its chief financial officer. However, remuneration in excess of $1.0 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of Section 162(m). Our stockholders approved our 2011 Plan on June 15, 2012 at our 2012 annual meeting of stockholders, which stockholder approval was intended to satisfy the stockholder approval requirements of Section 162(m).

Once Section 162(m) applies to awards under the 2011 Plan and where reasonably practicable, the Compensation Committee may seek to qualify the variable compensation paid to our named executive officers for the “performance-based compensation” exemption from the deductibility limitations of Section 162(m). As such, in approving the amount and form of compensation for our named executive officers in the future, the Compensation Committee will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). The Compensation Committee may, in its judgment, authorize compensation payments that do not comply with this exemption from the deductibility limit in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Section 280G of the Internal Revenue Code

We do not provide any tax gross up payments to our executive officers and currently we do not intend to implement tax gross up payments. In approving the compensation arrangements for our named executive officers, our Compensation Committee considers all elements of the cost to us of providing such compensation, including the potential impact of Section 280G of the Internal Revenue Code.

Section 280G of the Internal Revenue Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change in control. In addition, Section 4999 of the Internal Revenue Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Internal Revenue Code based on the executive’s prior compensation.

Section 409A of the Internal Revenue Code

Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of stock options, restricted stock units and other equity-based awards under our equity incentive award plans will be accounted for under ASC Topic 718. Our compensation committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded, paid to, or earned by each of our named executive officers for all services rendered in all capacities to us for the years ended December 31, 2012, 2011 and 2010.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Jeremy Andrus (6)	2012	$343,507	—	$1,500,001	$1,115,779	—	$10,000	$2,969,287
Chief Executive Officer and President	2011	$279,277	—	—	$1,666,800	—	$32,347	$1,978,424
	2010	$210,000	—	—	—	$2,216,720	$9,800	$2,436,520

Kyle Wescoat (6,7)	2012	$63,009	—	$180,005	—	—	$24,423	$267,437
Chief Financial Officer

Mitch Edwards (6)	2012	$57,792	—	—	$169,100	—	$138,552	$365,444
Former CFO and General Counsel	2011	$255,606	—	—	—	—	$19,476	$275,082
	2010	$153,425	—	—	$1,394,785	$1,465,114	$20,769	$3,034,093

Ron Ross (6,7) VP, Finance	2012	$141,468	$6,200	$100,006	$74,385	$6,200	$19,931	$348,190

Aaron Behle	2012	$222,108	$143,722	$75,004	$55,790	$46,000	$10,000	$552,624
VP, International Sales	2011	$230,000	—	—	—	—	$17,805	$247,805
	2010	$53,077	—	—	—	$681,014	$2,123	$736,214

Nate Morley (7)	2012	$236,756	$90,000	$37,496	$27,892	$30,000	—	$422,144
VP, Global Marketing and Creative

Rich Sargente (7)	2012	$208,359	$7,722	$100,580	$64,663	$3,861	—	$385,185
VP, North America Sales	2011	$207,693	—	—	$124,897	—	$10,371	$342,961

(1)

Amounts represent 2012 discretionary cash bonus awards paid to each of Messrs. Ross, Behle, Morley and Sargente, including payments for the 1st and 3rd quarters under our one-time Quarterly Bonus Program. See “Compensation Discussion and Analysis — Executive Compensation Program Components — Cash Bonuses – Special Performance-Based Quarterly Cash Bonus Program” and “2012 Discretionary Bonuses.”

(2)

Amounts reflect the grant-date fair value of (a) the performance-based restricted stock units, or PSUs, granted to the named executive officers other than Messrs. Edwards and Wescoat in 2012, based upon the probable outcome of the performance conditions of the PSUs on the grant date, and (b) the time-based RSUs granted to Mr. Wescoat in 2012, each computed in accordance with ASC Topic 718, excluding the effect of forfeitures. The PSU performance conditions are our average annual net sales (weighted 30%) and EPS (weighted 70%) over the three year performance period, subject to a minimum stock price goal for 2014. The grant date fair values for PSUs are based on the closing stock prices on the dates of grant of the PSUs of May 21, 2012 and August 16, 2012 of $12.42 and $16.06, respectively, and of the RSUs of December 11, 2012 of $8.50. There can be no assurance that any stock awards will be earned or vest, or that the value upon issuance of the underlying shares will approximate the aggregate grant date fair value determined under ASC Topic 718. At maximum performance of the performance conditions of the PSUs, and presuming the 2014 stock price condition is met, 150% of the PSUs granted would be earned. The following sets forth the grant-date fair value of the PSUs assuming maximum outcome of the performance conditions:

Named Executive Officer	Value of PSUs Assuming Maximum Performance of Performance Conditions
Jeremy Andrus	$2,250,001
Ron Ross	$150,009
Aaron Behle	$112,507
Nathan Morley	$56,244
Rich Sargente	$150,869

(3)	Amounts reflect the full grant-date fair value of stock options granted to the named executive officers other than Messrs. Edwards and Wescoat during 2012 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all equity awards made to executive officers in Note 11, Stock-Based Compensation, to our consolidated audited financial statements included in our Form 10-K filed with the SEC on March 13, 2013. The Black-Scholes option value for the May 21, 2012 option grants was $5.0973, and for the August 16, 2012 option grant was $6.7137. There can be no assurance that awards will vest or will be exercised (if they are not exercised, no value will be realized by the individual), or that the value upon exercise will approximate the aggregate grant date fair value determined under ASC Topic 718. For Mr. Edwards, represents the value of the cost, as determined in accordance with ASC Topic 718, of the acceleration of certain options under the terms of his separation agreement, with such valuation based on a weighted-average Black-Scholes value of $5.11. The options that accelerated were those that were scheduled to vest in the six months following Mr. Edwards’ termination of employment.

(4)	Amounts represent the cash bonus awards earned by each of Messrs. Ross, Behle, Morley and Sargente under the special Quarterly Bonus Program based on our performance under pre-established net sales and Adjusted EBIT goals for the second quarter of 2012. The Quarterly Bonus Program was established in May 2012, at which time the Compensation Committee determined in its discretion that the eligible executives had earned quarterly bonuses for the first quarter of 2012. We did not achieve the performance criteria established for the third and fourth quarters of 2012. As discussed in “Compensation Discussion and Analysis — Executive Compensation Program Components — Cash Bonuses – Special Performance-Based Quarterly Cash Bonus Program” and “—2012 Discretionary Bonuses”, the Compensation Committee determined in its discretion to award cash bonuses to each of Messrs. Ross, Behle, Morley and Sargente.

(5)	Amounts under the “All Other Compensation” column for the twelve months ended December 31, 2012 consist of: (a) 401(k) company matching contributions; (b) in the case of Mr. Wescoat, who was hired effective October 1, 2012, relocation and housing expenses we provided to cover the cost of relocating to Park City, Utah; and (c) severance payments and benefits and consulting fees, as applicable, paid to Messrs. Edwards and Ross in connection with their terminations of employment.

Named Executive Officer	401(k) Plan Company Contribution	Reimbursement for Relocation Expenses	Severance and Consulting Fees
Jeremy Andrus	$10,000	—	—
Kyle Wescoat	$3,127	$21,296	—
Mitch Edwards	$2,952	—	$135,600	(a)
Ron Ross	$6,497	—	$13,434	(b)
Aaron Behle	$10,000	—	—
Nathan Morley	—	—	—
Rich Sargente	—	—	—

(a)	Represents the sum of six months of salary and the cost of six months of continued healthcare coverage.

(b)	Represents the amount of fees paid for Mr. Ross’ consulting services through termination of his consulting arrangement in March 2013.

(6)	Effective as of October 1, 2012, Mr. Wescoat became our Chief Financial Officer and Mr. Ross resigned. Effective as of April 1, 2012, Mr. Edwards resigned from his position as Chief Financial Officer and General Counsel. Compensation shown was earned in 2012 and not annualized. Effective as of February 8, 2013, Mr. Andrus resigned as Chief Executive Officer and President.

(7)	None of Messrs. Wescoat, Ross or Morley was a named executive officer during the years ended December 31, 2011 and 2010, and Mr. Sargente was not a named executive officer during the year ended December 31, 2010.

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the year ended December 31, 2012. Mr. Edwards is excluded from the table as his employment terminated on April 1, 2012 prior to the grant of any plan-based awards.

Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Award(s)($)(1)(2)			Estimated Possible Payouts Under Equity Incentive Plan Award(s)($)(3) PSUs				All Other Stock Awards; Number of Shares of Stock or Units RSUs	All Other Option Awards; Number of Shares Under- lying Options	Exercise or Base Price of Option Awards Per Share	Grant Date Fair Value of Stock and Option Awards
	Threshold	Target	Maximum	Threshold		Target	Maximum
Jeremy Andrus
5/21/12(1)	$131,250	$262,500	$525,000
5/21/12				—	(3)	120,773	181,160				$1,500,001	(4)
5/21/12									218,896	$12.42	$1,115,779	(5)
Kyle Wescoat
10/1/12(1)	$57,072	$114,144	$228,288
12/11/12								21,177			$180,005	(6)
Ron Ross
5/21/12(1)	$47,638	$120,074	$215,349
5/21/12(2)	—	$18,599	—
5/21/12				—	(3)	8,052	12,078				$100,006	(4)
5/21/12									14,593	$12.42	$74,385	(5)
Aaron Behle
5/21/12(1)	$60,375	$304,750	$425,500
5/21/12(2)	—	$138,000	—
5/21/12				—	(3)	6,039	9,059				$75,004	(4)
5/21/12									10,945	$12.42	$55,790	(5)
Nate Morley
5/21/12(1)	$35,847	$71,695	$143,390
5/21/12(2)	—	$90,000	—
5/21/12				—	(3)	3,019	4,529				$37,496	(4)
5/21/12									5,472	$12.42	$27,892	(5)
Rich Sargente
5/21/12(1)	$53,170	$121,784	$228,124
5/21/12(2)	—	$11,583	—
5/21/12				—	(3)	3,019	4,529				$37,496	(4)
5/21/12									5,472	$12.42	$27,892	(5)
8/16/12						3,928	5,892				$63,084	(4)
8/16/12									5,477	$16.06	$36,771	(5)

(1)

Amounts shown represent potential value of cash-based performance bonus awards for 2012 under our annual 2012 Cash Bonus Program, which was based on our performance against pre-established revenue and EBIT goals for 2012. Amounts shown under “Threshold” assume achievement of each of goals at threshold level, with payouts at 50% of the named executive officer’s bonus opportunity; amounts shown under “Target” assume achievement of both goals at target level, with payouts at 100% of the named executive officer’s bonus opportunity; and amounts shown under “Maximum” assume achievement of both goals at maximum level, with payouts at 200% of the named executive officer’s bonus opportunity. See “Compensation Discussion and Analysis — Executive Compensation Program Components —Cash Bonuses — 2012 Annual Performance Based Cash Bonus Program” for a description of the annual 2012 Cash Bonus Program. For Mr. Wescoat, the amounts shown are pro-rated to reflect his start date with us in October 2012. No amounts were earned for 2012 under our annual 2012 Cash Bonus Program.

(2)

Each of Messrs. Ross, Behle, Morley and Sargente participated in our special Quarterly Bonus Program, based on our performance against pre-established net sales and EBIT goals during each quarter of 2012. The “Target” amount shown assumes we achieved both goals for the last three fiscal quarters of 2012 resulting in a payout of 75% of the executive officer’s respective bonus target. The Compensation Committee adopted the Quarterly Bonus Program in May 2012, at which time the committee determined in its discretion that the eligible executives had earned quarterly bonuses for the first quarter of 2012. Under the Quarterly Bonus Program, if we achieved or exceeded the net sales and EBIT objectives for a particular quarter participants earned the full 25% of their target bonus opportunity allocated for that quarter; if we did not achieve both goals then no bonus would be earned for such quarter and no amounts unearned for one quarter would be rolled over to future quarters. As a result, no amounts attributable to the quarterly cash bonus program are included in the “Threshold” or “Maximum” columns. The quarterly bonus for the 2nd quarter of 2012 was earned based on our performance under this program, while the bonuses for the 3rd and 4th quarters were not earned based on our performance under this program.

(3)	Reflects information regarding performance-based restricted stock units (“PSUs”) granted in 2012. The PSUs entitle each participant to earn a number of shares of our common stock ranging from 0-150% of the target number of PSUs granted, based on the attainment of certain pre-determined financial and stock price goals over the three year performance period from January 1, 2012 through December 31, 2014. Each PSU will be earned as of January 1, 2015, as follows: (i) 0-105% of the target PSUs will be earned based on attainment of certain levels of year to year growth in the Company’s annual earnings per share during the three-year performance period, and (ii) 0-45% of the target PSUs will be earned based on attainment of certain levels of year to year growth in the Company’s annual revenue during the three-year performance period. In no event, however, will more than 100% of the target PSUs be earned unless the Company’s stock price reaches a certain minimum level during the 2014 fiscal year. Amounts shown in the target and maximum columns represent 100% and 150%, respectively, of the target PSUs granted for the executive. Since PSU’s are earned on a scale from 0 to 150% of the PSUs granted, based on our performance there is no threshold amount under the PSU program.

(4)	Amounts reflect the grant-date fair value of PSUs based upon the probable outcome of the performance conditions on the grant date computed in accordance with ASC Topic 718, excluding the effect of forfeitures. The PSU performance conditions are the Company’s annual net sales (weighted 30%) and EPS (weighted 70%) over the three year performance period, subject to a minimum stock price goal for 2014. The grant date fair values for PSUs granted on May 21, 2012 and August 16, 2012 are based on the closing stock prices on those dates of $12.42 and $16.06, respectively.

(5)	The amounts shown represent the grant date fair value of the option awards granted during 2012, computed in accordance with ASC Topic 718. See Note 11, Stock-Based Compensation, to our consolidated audited financial statements included in our Form 10-K for the year ended December 31, 2012 for a discussion of valuation assumptions used in determining aggregate grant date fair values. The Black-Scholes option value for the May 21, 2012 option grants was $5.0973, and for the August 16, 2012 option grant was $6.7137. The options vest 25% per year on the anniversary of the grant date.

(6)	The amount shown represents the aggregate grant date fair value of RSUs granted to Mr. Wescoat in connection with his appointment as Chief Financial Officer, computed in accordance with ASC Topic 718 based on the number of RSUs granted multiplied by the grant date fair value per unit of $8.50 (which represents the closing price of our common stock on NASDAQ on the grant date of December 11, 2012).

Narrative Disclosure—Employment Agreements and Offer Letters

With the exception of Ron Ross, we entered into employment or services agreements and offer letters with each of our named executive officers upon their hiring. The principal elements of these employment letters that are still applicable and impacted 2012 or future compensation are summarized below. For a description of the severance benefits, if any, to which our named executive officers are entitled in the event of a change in control or certain terminations of their employment with us, see “— Potential Payments Upon a Termination or Change-in-Control” below.

Jeremy Andrus. In November 2008, we entered into an employment and non-compete agreement with Mr. Andrus, pursuant to which his annual base salary was set at $200,000, subject to annual increases in an amount not less than the increase in the CPI. In May 2012, the Compensation Committee amended his agreement to reflect a minimum base salary of $350,000. Effective February 8, 2013, Mr. Andrus resigned as our President and Chief Executive Officer and as a member of the Board and we entered into a separation agreement with Mr. Andrus, the terms of which are described under “— Potential Payments Upon a Termination or Change-in-Control” below.

Kyle Wescoat. In September 2012, we entered into an offer letter with Mr. Wescoat, pursuant to which Mr. Wescoat serves as our Chief Financial Officer. Under the offer letter, Mr. Wescoat’s annual base salary was set at $275,000. Mr. Wescoat is eligible to participate in our annual bonus program, with a target bonus of 50% of his base salary and a bonus opportunity range of 25% to 100% of his base salary (with Mr. Wescoat’s bonus for 2012 pro-rated to reflect his start date with the Company). Mr. Wescoat is also eligible to participate in our 2011 Incentive Award Plan, pursuant to which he received an inaugural, one-time grant of restricted stock units with a grant date value of $180,000, which will vest in equal annual increments over a four year period. The offer letter also provides for Mr. Wescoat’s participation in an annual grant of performance share units, with his units valued at $400,000, for 2013. The performance share units will vest upon the achievement of specified performance metrics at the end of a three year performance period. Mr. Wescoat is eligible to participate in the Company’s 401(k) plan, health plans and other benefits on the same terms as all other employees. Pursuant to the offer letter, we agreed to provide Mr. Wescoat with relocation assistance, including 60 days of temporary housing, a house hunting trip, packing and moving of belongings, and a $20,000 moving allowance, all of which relocation benefits are to be reimbursed on a pro-rata basis if Mr. Wescoat’s employment terminates in the first year of employment. For a description of the severance benefits available to Mr. Wescoat pursuant to his offer letter, see “Potential Payments Upon Termination or Change-in-Control” below.

Mitch Edwards. In June 2010, we entered into an offer letter with Mr. Edwards upon his hiring. Under the offer letter, Mr. Edwards’ annual base salary was set at $250,000. To facilitate an orderly transition following his announced resignation in March 2012, we entered into a separation agreement with Mr. Edwards pursuant to which Mr. Edwards agreed to continue as Chief Financial Officer and General Counsel until April 1, 2012 and we agreed to provide certain severance benefits as described under “— Potential Payments Upon a Termination or Change-in-Control” below.

Other Named Executive Officers. In September 2010, we entered into an offer letter with Aaron Behle, which provides an annual base salary of not less than $230,000. In May 2011, we entered into an offer letter with Nate Morley, which provides annual base salary of not less than $236,000. In November 2009, we entered into an offer letter with Rich Sargente, which provides for an annual base salary of not less than $200,000. Under their respective offer letters, each of Messrs. Behle, Morley and Sargente: (i) is entitled to participate in our 401(k) plan and receive a 4% matching contribution from us; (ii) is entitled to vacation and/or flex scheduling; (iii) has entered into an Employment, Confidential Information, Invention Assignment and Arbitration Agreement; and (iv) is entitled to certain severance benefits, as described under see “— Potential Payments Upon a Termination or Change-in-Control” below. We have also extended to Mr. Morley an annual product allowance of $1,000.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by our named executive officers at December 31, 2012.

Option Vesting Commencement Date	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Option (Exercisable)	Number of Securities Underlying Unexercised Option (Unexercisable)(1)		Option Exercise Price	Option Expiration Date(4)	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
						RSUs(7)		PSUs(8)
Jeremy Andrus								54,348	$423,370
1/5/2009	227,915	4,962		$7.42	5/9/2014
3/1/2011	24,499	31,501		$16.42	5/9/2014
7/19/2011	49,583	90,417	(2)	$20.00	5/9/2014
5/21/2012	—	218,896	(3)	$12.42	5/9/2014

Kyle Wescoat
12/11/2012						21,177	$164,969

Mitch Edwards
5/27/2010	143,902			$10.31	4/1/2013
11/4/2010	8,245			$11.99	4/1/2013

Ron Ross(5)
5/27/2010	22,603			$10.31	6/27/2013
11/4/2010	18,228			$11.99	6/27/2013

Aaron Behle								2,718	$21,170
9/27/2010	47,248	36,752	(6)	$11.99	11/4/2020
9/27/2010	19,687	15,313		$11.99	11/4/2020
5/21/2012	—	10,945	(3)	$12.42	5/21/2022

Nate Morley								1,359	$10,583
7/19/2011	33,249	50,751		$20.00	7/19/2021
5/21/2012	—	5,472	(3)	$12.42	5/21/2022

Rich Sargente								3,126	$24,353
12/3/2009	44,973	17,501		$8.44	12/3/2019
7/27/2011	4,958	9,042		$19.99	7/27/2021
5/21/2012	—	5,472	(3)	$12.42	5/21/2022
8/16/2012	—	5,477	(3)	$16.06	8/16/2022

(1)	Except as specified in footnotes (2)-(4) below, the originally granted options vest as to 25% of the shares on the first anniversary of the vesting commencement date and as to the remaining shares monthly in equal installments over the next 36 months, subject to continued service with us through the applicable vesting date.

(2)	The options granted vest in four equal annual installments commencing on the first anniversary of the vesting commencement date, subject to continued service with us through the applicable vesting date. Thus, the unexercised options shown vest 1/3 on each of July 19, 2013, 2014 and 2015.

(3)	The options granted vest in four equal annual installments commencing on the first anniversary of the vesting commencement date, subject to continued service with us through the applicable vesting date.

(4)	Option expiration dates give effect to extended exercise periods resulting from the consulting arrangements with Messrs. Andrus and Ross, and the separation agreement with Mr. Edwards.

(5)	Mr. Ross’s employment terminated as of October 1, 2012. As of that date, Mr. Ross forfeited his PSUs granted on May 21, 2012 and the vesting of his options ceased and all then unvested options held on October 1, 2012 were forfeited. (6) Represents performance-vesting options that will vest in full if our cumulative international gross sales (excluding Canada) reach $100 million by December 31, 2013. If this metric has not been reached by December 31, 2013, the options are forfeited.

(7)	The restricted stock units vest in four equal annual installments commencing on October 1, 2013 and the market value is based on the closing stock price of our Common Stock on December 31, 2012 of $7.79.

(8)	The performance-based restricted stock units, or PSUs, will vest and be earned based on our performance over the three year performance period from January 1, 2012 through December 31, 2014, as described in note 2 to the “Grants of Plan-Based Awards Table” above. The performance measures are average annual growth in EPS (weighted 70%) and net sales (weighted 30%). In accordance with the SEC rules governing this table, we have shown the number of PSUs that would have been earned based on the Company’s growth in these measures during 2012 over 2011, which would have resulted in 45% of target PSUs being earned. The market value of such units is based on the closing stock price of our Common Stock on December 31, 2012 of $7.79.

Option Exercises and Stock Vested

The following table summarizes the option exercises for each of our named executive officers for the year ended December 31, 2012. Certain of our named executive officers hold stock-based awards in the form of RSUs and PSUs, but none vested during the year ended December 31, 2012.

Option Awards
Name	Number of Securities Acquired on Exercise	Value Realized on Exercise(1)
Jeremy Andrus	5,123	$32,662
Kyle Wescoat	—	—
Mitch Edwards	—	—
Ron Ross	27,720	$89,536
Aaron Behle	—	—
Nate Morley	—	—
Rich Sargente	—	—

(1)	The value realized upon exercise of stock options reflects the price at which shares acquired upon exercise of the stock options were sold or valued for income tax purposes, net of the exercise price for acquiring the shares.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Potential Payments Upon Termination or Change-in-Control

Equity Award Terms

The PSUs granted in May 2012 vest and are earned based on the attainment of certain pre-determined financial and stock price performance goals during the performance period running from January 1, 2012 to December 31, 2014 at target levels. In the event of a termination of employment without cause during the performance period, the PSUs will vest pro rata by multiplying (1) the number of PSUs that would have been earned during the performance period (based solely on the Company’s performance and without regard to termination of employment), by (2) a fraction equal to the number of days worked during the performance period divided by the 1,096 days in the performance period. In the event of death or disability during the performance period, the number of PSUs granted (at target) will vest and be deemed earned. If a change in control occurs during the Performance Period, the PSUs will, immediately prior to the change in control, be deemed to be earned as to 100% of the PSUs granted (at target). If a participant continues as an employee through the consummation of the change in control, the PSUs that were earned upon the change in control will fully vest on January 1, 2015, subject to such participant’s continued service with the Company or its successor through such date. If such participant’s employment by the Company (or its successor) is terminated without cause after the change in control and prior to January 1, 2015, the PSUs that were earned upon the change in control will fully vest immediately prior to such termination of employment.

A “Change in Control” for these purposes generally means the occurrence of (a) the consummation of a transaction or series of transactions whereby any person or group directly or indirectly acquires beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or (b) during any period of two consecutive years, individuals who, at the beginning of such period, constitute the board together with any new director(s) whose election by the board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (c) the consummation by the Company of a merger, consolidation, reorganization, or business combination or a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or the acquisition of assets or stock of another entity, in each case, subject to certain exceptions.

Employment and Separation Agreements

Jeremy Andrus. Effective February 8, 2013, Mr. Andrus resigned as our President and Chief Executive Officer and as a member of the Board. At the time of his termination his employment agreement provided that if Mr. Andrus’ employment is terminated by him for “good reason” or by us without “cause” (each as defined in the agreement), he will be entitled to severance pay equal to three times his base, payable in accordance with our regular payroll practices for a period of three years following termination. These severance benefits are conditioned on him timely delivering to us a general release. In addition, his agreement requires him to comply with non-compete, non-solicitation, assignment of inventions and copyrightable works, confidentiality and non-disparagement covenants of the agreement during and for specified periods after his employment.

In connection with Mr. Andrus’ resignation from the Company, we entered into a separation agreement with him that provides Mr. Andrus with the following benefits in exchange for his release of claims in favor of the Company and its affiliates: (i) severance pay based on the terms of Mr. Andrus’ employment agreement, resulting in a severance payment of $1,050,000, payable over a period of 3 years; (ii) consistent with the terms of the PSU awards governing terminations without cause, the right to remain eligible to vest in and earn on January 1, 2015, a prorated portion (based on the number of days employed during the performance period) of the 120,773 PSUs granted to Mr. Andrus on May 21, 2012; (iii) reimbursement for the cost of COBRA premiums for up to 18 months following termination; (iv) reimbursement of up to $7,500 for substantiated attorneys’ fees incurred by Mr. Andrus for services in connection with the negotiation and preparation of the Separation

Agreement; and (v) the agreement by the Company to retain Mr. Andrus as a consultant for a period of one (1) year following his resignation, which consulting services will not exceed five (5) hours per month and for which Mr. Andrus will be paid $115,000 per year and his vested options will continue to be exercisable until 90 days following termination of the consulting period. The payment of these benefits was conditioned upon Mr. Andrus’ execution and non-revocation of the Waiver and Release of Claims Agreement.

Kyle Wescoat. Pursuant to Mr. Wescoat’s offer letter, in the event that Mr. Wescoat’s employment with the Company is terminated other than for “cause” (as defined in the offer letter), or due to disability, death, in each case, within twelve months following, or three months preceding, a “change of control” (as defined in the offer letter), he will also be entitled to twelve months of severance payments equal to his monthly base salary and all his unvested options will immediately vest and become exercisable, subject to reduction in accordance with a best pay limitation.

For purposes of Mr. Wescoat’s offer letter, “cause” generally means (a) willful and continued failure to perform the executive’s reasonably assigned duties (other than failures resulting from incapacity due to physical or mental illness), (b) willful engaging in illegal conduct which is materially and demonstrably injurious to the Company, (c) engaging in fraudulent conduct, (d) conviction of a felony, (e) gross negligence in the performance of your duties or responsibilities (unless significantly changed without your consent), or (f) a significant violation of the Company’s material written policies and procedures. “Change of control” generally means the occurrence of: (a) shareholder approval of a merger or sale, lease, exchange, or other transfer of all or substantially all of the assets of the Company, (b) a tender or exchange offer, other than one made by the Company, is made for the Company’s common stock and such offer results in a portion of those securities being purchased in the offer or after the consummation of the offer is the beneficial owner, directly or indirectly, of securities representing more than 50 percent of the voting power of outstanding securities of the Company, or (c) the Company receives a report on Schedule 13D of the Exchange Act reporting the beneficial ownership by any person of securities representing more than 50 percent of the voting power of outstanding securities of the Company.

Mitch Edwards. Under the terms of Mr. Edwards’ offer letter, he was entitled to accelerated vesting of his outstanding stock options upon a change of control or a termination without cause within the first 24 months of employment, ending June 2012. Under the offer letter as in effect on his April 1, 2012 termination date, in the event of a termination without “cause” he would be entitled to receive six months’ base salary as severance. Pursuant to the terms of the separation agreement we entered into with Mr. Edwards in connection with his resignation as our Chief Financial Officer, General Counsel and Secretary effective April 1, 2012, which superseded the terms and conditions of his offer letter with the Company, we agreed to provide Mr. Edwards with: (i) a payment equal to six months base salary, (ii) continued healthcare coverage for himself and his dependents for a period of six months following his resignation, (iii) accelerated vesting of stock options that otherwise would have vested during the six months following the date of his resignation, (iv) a one year option exercise period for all vested options, and (v) six monthly payments of matching 401(k) contributions from us to his 401(k) account. The payment of these benefits was conditioned upon Mr. Edwards’ execution and non-revocation of the Waiver and Release of Claims Agreement.

Ron Ross. In connection with Mr. Ross’s termination, we entered into a consulting agreement with Mr. Ross wherein he agreed to provide assistance with our second quarter and year end financials and to assist with the transition of duties to our new chief financial officer through March 27, 2013 and we would pay Mr. Ross $92 per hour for such services. Mr. Ross also was eligible to receive a $25,000 bonus at the end of the consulting period, to be payable in the Company’s discretion. Mr. Ross did not receive the $25,000 bonus. The consulting arrangement was conditioned upon Mr. Ross’ execution and non-revocation of the Waiver and Release of Claims Agreement.

Aaron Behle. Under his offer letter, in the event of a termination without cause, Mr. Behle will be entitled to continuation of his annual base salary for a period of six months following termination of employment.

Nate Morley. Under his offer letter, in the event of a termination without cause, Mr. Morley will be entitled to continuation of his annual base salary for a period of six months following termination of employment. Additionally, all unvested options held at the time of a termination without cause will accelerate and become immediately exercisable. For purposes of Mr. Morley’s offer letter, “cause” means (a) the engaging by the executive in fraudulent conduct, (b) conviction of a felony, (c) gross negligence by the executive in the performance of his duties or responsibilities (unless changed significantly without the executive’s consent) or (d) a significant violation by the executive of the Company’s material written policies or procedures.

Rich Sargente. Under his offer letter, in the event of a termination without cause following a change in control, Mr. Sargente will be entitled to continuation of his annual base salary for a period of six months following termination of employment.

The information below does not generally reflect compensation and benefits available to all salaried employees upon termination of employment with us under similar circumstances.

Potential Payments Upon Termination or Change-in-Control Table

The tables below set forth the estimated current value of payments and benefits that would have become payable to each of our named executive officers in the event of a “Qualifying Termination” or on December 31, 2012 under applicable agreements or letters in effect as of that date. For purposes of the following table, a “Qualifying Termination” is (i) for Messrs. Behle and Morley, it is a termination without cause, (ii) for Mr. Sargente, it is termination without cause after a change of control, and (iii) for Mr. Wescoat, it is a termination without cause within 12 months after or 3 months before a change in control or a termination due to death or disability. The amounts shown assume that the triggering event(s) occurred on December 31, 2012, with the exception of each of Messrs. Andrus, Edwards and Ross, for whom the amounts represent estimated amounts paid or owing in connection with their actual terminations of employment on February 8, 2013, April 1, 2012 and October 1, 2012, respectively. The amounts shown do not include (i) benefits earned during the term of our named executive officers’ employment that are available to all salaried employees and (ii) benefits paid by insurance providers under life and disability policies, if any. The actual amounts of payments and benefits that would be provided can only be determined at the time of a named executive officer’s separation from us.

	Cash Severance(1)	Option Acceleration(2)	Value of PSUs(3)	Other Benefits(4)	Total
Jeremy Andrus
Resignation	$1,172,500	—	$155,287	$15,915	$1,343,702

Kyle Wescoat
Qualifying Termination	$275,000	—	—	—	$275,000
Change in Control, Death/Disability	$275,000	—	—	—	$275,000

Mitch Edwards
Resignation	$127,915	$178,856	—	$7,685	$314,456
Ron Ross
Resignation	$13,434	—	—	—	$13,434

Aaron Behle
Qualifying Termination	$120,750	—	$21,170	—	$141,920
Change in Control, Death/Disability	—	—	$47,044	—	$47,044

Nate Morley
Qualifying Termination	$118,000	$0	$10,583	—	$128,583
Change in Control, Death/Disability	—	—	$23,518	—	$23,518
Rich Sargente
Qualifying Termination	$106,340	—	$24,353	—	$130,693
Change in Control, Death/Disability	—	—	$54,117	—	$54,117

(1)

For Mr. Andrus, represents actual payment of (a) $1,050,000 in severance payments, (b) reimbursements of up to $7,500 for substantiated attorneys’ fees incurred by Mr. Andrus for services in connection with the negotiation and preparation of his separation agreement and (c) the annual consulting fee of $115,000 to which Mr. Andrus is entitled under the terms of his separation agreement. For Mr. Wescoat represents 12 months of base salary, and for Messrs. Edwards, Behle, Morley and Sargente, represents six months of base salary. For Mr. Ross, it represents the consulting fees paid to him following his October 1, 2012 termination date.

(2)	Represents value of option acceleration for Messrs. Morley and Edwards, based on the difference between the exercise price of the outstanding options subject to acceleration and the closing price of our Common Stock of $7.79 on December 31, 2012 for Mr. Morley, and of $15.83 on March 30, 2012 for Mr. Edwards (the last trading day immediately preceding the effective date of his termination). All of Mr. Morley’s unvested options on December 31, 2012 have an exercise price greater than $7.79 and thus the value of his acceleration benefit is zero. Mr. Wescoat is also entitled to option acceleration, but he did not hold any options at December 31, 2012. Under our 2005 Stock Plan and 2008 Equity Incentive Plan, in the event of a change in control, if the outstanding options are not assumed or substituted, outstanding unvested awards will accelerate. Amounts in this table do not reflect such acceleration as the options do not automatically accelerate upon a change in control and only accelerate if they are not assumed or substituted.

(3)	In the event of a change in control or death or disability, the PSUs granted at target would be deemed fully earned at such target level and thus the value shown represents the value of the PSUs granted based on the closing stock price of our Common Stock on December 31, 2012 of $7.79. In the event of a termination without cause, the PSUs will be earned at the end of the performance period based on actual Company performance under the financial and stock price goals during the performance period and then pro-rated based on the number of days worked during the performance period. For purposes of this table, we have employed the SEC rules governing the outstanding equity award table valuation of the PSUs at December 31, 2012, and have thus shown the number of PSUs that would have been earned based on the Company’s performance through the end of 2012, which would have resulted in 45% of target PSUs being earned. The market value of such units is based on the closing stock price of our Common Stock on December 31, 2012 of $7.79. Similarly, for Mr. Andrus, represents the pro-rated (based on 402/1096 days employed during the performance period) amount of the estimated PSUs that may be earned based on actual performance through December 31, 2012.

(4)	Represents (i) as to Mr. Andrus, the cost of COBRA premiums for up to eighteen (18) months following Mr. Andrus’ resignation, and (ii) as to Mr. Edwards, six months of continued healthcare coverage for Mr. Edwards and his dependents following his resignation.

STOCK OPTION AND COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with our management. Based on the review and discussions, our Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement for the 2013 Annual Meeting and incorporated by reference in our 2012 annual report on Form 10-K.

The Compensation Committee of the Board of Directors

Scott Olivet (Chairman)

Jeff Kearl

Greg Warnock

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2012, about compensation plans under which shares of our common stock may be issued to employees, consultants or non-employee directors of our Board upon exercise of options, vesting of RSUs, vesting of PSUs or under any other rights under all of our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Plans approved by stockholders	4,307,349	$13.68	622,564
Plans not approved by stockholders	0	0	0

Total	4,307,349	$13.68	622,564

(a)	Represents an aggregate of 3,984,439 options outstanding under our 2011 Plan, 2005 Stock Plan and 2008 Equity Incentive Plan, plus an aggregate of 52,777 outstanding RSUs and 270,133 outstanding PSUs (as granted at target performance) under our 2011 Plan.
(b)	Represents the weighted-average exercise price of the 3,984,439 outstanding options under our 2011 Plan, our 2005 Stock Plan and our 2008 Equity Incentive Plan. The closing price of our Common Stock on April 18, 2013 was $5.22.
(c)	Represents the number of securities remaining available for issuance under our 2011 Plan, as all prior plans were terminated as to future awards as of July 19, 2011, the date of our initial public offering. Does not give effect to the potential issuance of an additional 135,067 shares that would be issuable in the event the Company performs at maximum performance levels under our outstanding PSUs.

AUDIT MATTERS

Audit Committee Report

Following is the report of the Audit Committee with respect to Skullcandy’s audited consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2012 and the notes thereto.

Responsibilities. The Audit Committee operates under a written charter adopted by the Board. The role of the Audit Committee is to oversee our financial reporting process on behalf of the Board. Our management has the primary responsibility for our financial statements as well as our financial reporting process and principles, internal controls and disclosure controls. The independent auditors, Ernst & Young LLP, are responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with U.S. generally accepted accounting principles. Ernst & Young LLP is also responsible for expressing an opinion on management’s assessment of the effectiveness of internal controls over financial reporting and also the effectiveness of our internal controls over financial reporting.

Review with Management. The Audit Committee has reviewed and discussed our audited financial statements (including the quality of our accounting principles) with management. Our management is responsible for the preparation, presentation and integrity of our financial statements. Management is also responsible for establishing and maintaining internal controls over financial reporting (as defined in Exchange Act Rule 13a-15(f)) and for evaluating the effectiveness of those internal controls and for evaluating any changes in those controls that will, or is reasonably likely to, affect internal controls over financial reporting. Management is also responsible for establishing and maintaining disclosure controls (as defined in Exchange Act Rule 13a-15(e)) and for evaluating the effectiveness of disclosure controls and procedures.

Review and Discussions with Independent Accountants. The Audit Committee has reviewed and discussed our audited financial statements (including the quality of Skullcandy’ accounting principles) with Ernst & Young LLP. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting and Oversight Board (“PCAOB”) in Rule 3200T, which includes, among other items, matters related to the conduct of the audit of our financial statements, and the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 2, An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements. Further, the Audit Committee reviewed Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of the consolidated financial statements and financial statement schedules, management’s assessment of the effectiveness of internal controls over financial reporting, and the effectiveness of internal controls over financial reporting.

The Audit Committee has also received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from us.

Conclusion. Based on the review and discussions referred to above, the Audit Committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Audit Committee of the Board of Directors

Doug Collier (Chairman)

Scott Olivet

Greg Warnock

Independent Registered Public Accountants

Ernst & Young LLP provided audit, audit-related and tax services to us during the fiscal years ended December 31, 2012 and 2011 as follows:

Type of Fees	Fiscal 2012	Fiscal 2011
Audit Fees	$674,642	$1,160,047
Audit-Related Fees	—	—
Tax Fees	305,540	95,370
All Other Fees	—	—

Total	$980,182	$1,255,417

Audit Fees

This category includes fees associated with our annual audit, the reviews of our quarterly reports on Form 10-Q, and statutory audits required internationally. This category also includes fees associated with advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements, statutory audits, the assistance with the review of our SEC registration statements and the audit of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees

This category includes fees associated with employee benefit plan audits, internal control reviews, accounting consultations, and attestation services that are not required by statute or regulation.

Tax Fees

This category includes fees for tax planning for merger and acquisition activities, tax consultations, the review of income tax returns and assistance with state tax examinations.

All Other Fees

This category includes fees related to business combination review procedures. We did not engage Ernst & Young LLP to provide any information technology services or any other services during the fiscal year ended December 31, 2012.

Pre-Approval Policies and Procedures

The Audit Committee has specifically approved all of the audit, internal audit and non-audit services performed by Ernst & Young LLP and has determined the rendering of such non-audit services was compatible with maintaining Ernst & Young LLP’s independence. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit-related and non-audit related services not prohibited by law to be performed by our independent auditors and associated fees, provided the Chairman shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting. In fiscal year 2012 and 2011, all Audit fees, Audit-Related fees, and Tax fees were approved by the Audit Committee directly.

The Audit Committee has approved all audit and permissible non-audit services prior to such services being provided by Ernst & Young LLP. The Audit Committee, or one or more of its designated members that have been granted authority by the Audit Committee, meets to approve each audit or non-audit services prior to the engagement of Ernst & Young for such services. Each such service approved by one or more of the authorized and designated members of the Audit Committee is presented to the entire Audit Committee at its next meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under our written Related Party Transactions Policy and Procedures, a related party transaction (as defined below) may be consummated or may continue only if the Audit Committee of our Board approves or ratifies the transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. A related party transaction may be preliminarily entered into by management subject to ratification of the transaction by the Audit Committee; provided that if ratification is not forthcoming, management shall make all reasonable efforts to cancel or annul such transaction. At each subsequently scheduled meeting, management shall present to the Audit Committee any material changes to any approved or ratified related party transactions.

For the purposes of our policy, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Skullcandy (including any of our subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any related party had, has or will have a direct or indirect interest. A “related party” includes: (i) any person who is, or at any time since the beginning of our last fiscal year was, a member of our Board, one of our executive officers or a nominee to become a member of our Board, (ii) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities, (iii) any immediate family member, as defined in the policy, of, or sharing a household with, any of the foregoing persons, and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a greater-than-five-percent beneficial ownership interest.

There has not been any transaction or series of related transactions to which we were a participant in the 2012 fiscal year or are currently a participant involving an amount in excess of $120,000 and in which any director, executive officer or any member of their immediate family, or holder of more than five percent (5%) of our outstanding common stock, had or will have a direct or indirect material interest.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our Company. Based solely on a review of copies of such forms received with respect to fiscal year 2012 and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more than 10% of our Common Stock have complied with the reporting requirements of Section 16(a), except that, due to administrative oversight, each of Jeremy Andrus, Aaron Behle, Dan Levine and Rich Sargente filed a late Form 4 in May 2012, each covering one transaction, and Rich Sargente filed a late Form 4 in April 2013 covering one transaction.

Stockholder Proposals and Nominations

Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the proxy statement and for consideration at our next Annual Meeting of stockholders. To be eligible for inclusion in the 2014 proxy statement, your proposal must be received by us no later than December 30, 2013, based on an anticipated proxy statement date of April 29, 2013, and must otherwise comply with Rule 14a-8. While our Board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to Our Bylaws. Under our bylaws, in order to nominate a director or bring any other business before the stockholders at the 2014 Annual Meeting that will not be included in our proxy statement, you must notify us in writing and such notice must be received by us prior to the close of business at the principal executive offices of the Corporation no earlier than February 13, 2014 and no later than March 17, 2014, unless our 2014 Annual Meeting is more than 30 days before or more than 60 days after the anniversary of our 2013 Annual Meeting, in which case the notice must be delivered not later than the 90th day prior to the 2014 Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of the 2014 Annual Meeting was first made. For proposals not made in accordance with Rule 14a-8, you must comply with specific procedures set forth in our bylaws and the nomination or proposal must contain the specific information required by our bylaws. You may write to our Secretary of the Corporation at 1441 West Ute Boulevard, Suite 250, Park City, Utah 84098-7632, to deliver the notices discussed above and to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Investor Relations, Skullcandy, Inc., 1441 West Ute Boulevard, Suite 250, Park City, Utah 84098, or contact Investor Relations by telephone at (203) 682-8200. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by us under those statutes, neither the preceding Stock Option and Compensation Committee Report nor the Audit Committee Report will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes. In addition, references to our website in this proxy statement are not intended to function as hyperlinks and information on our website, other than our proxy statement, notice and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

Forward-Looking Statements

This proxy statement contains “forward-looking statements”(as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012 and in our subsequent periodic reports on Form 10-Q and our current reports on Form 8-K.

SKULLCANDY, INC.

Hoby Darling President and Chief Executive Officer

Skullcandy Important annual meeting information endorsement line sackpack MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Admission Ticket Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on June 12, 2013. Vote by Internet Go to www.envisionreports.com/SKUL Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board recommends a vote FOR all nominees in Proposal 1 and FOR Proposals 2, 3 and 4. 1. Election of Directors: For Withhold 01 - Scott Olivet 02 - Greg Warmock For Withold 2. Proposal to ratify the selection of Ernst & Young LLP as our independent registered public accountants for 2013. For Against Abstain For Against Abstain For Against Abstain 3. Say on Pay - An advisory vote on the approval of the compensation of our named executive officers. 4. Approval of a one-time option exchange for eligible employees. B Non-Voting Items Change of Address - Please print your new address below Comments - please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. C Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) - Please print date below. Signature 1 - Please keep signature within the box. Signature 2 - Please keep signature within the box.

2013 Annual Meeting Admission Ticket 2013 Annual Meeting of Skullcandy, Inc. Stockholders June 13, 2013, 10:00 AM Local Time Treasure Mountain Inn 255 Main Street, Park City, Utah 84060 Upon arrival , please present this admission ticket and photo identification at the registration desk. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy - Skullcandy, Inc. Notice of 2013 Annual Meeting of Stockholders Treasure Mountain Inn, 255 Main Street, Park City, Utah 84060 Proxy Solicited by Board of Directors for Annual Meeting - June 13, 2013 Hoby Darling and Seo Salimi, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the annual meeting of stockholders of skullcandy, inc. to be held on June 13, 2013 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees in Propsoal 1 and FOR Proposals 2, 3 and 4. In their discretion, the Proxies are authorized to vote upon such other business as many properly come before the meeting. (Items to be voted appear on reverse side.)